AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2004

                                           REGISTRATION STATEMENT NO.___________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       INNOVATIVE CARD TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

       Delaware                                    3670                   14-1861651
-------------------------------        ----------------------------    -------------------
(State or other jurisdiction of        (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)         Classification Code Number)     Identification No.)

                      11601 Wilshire Boulevard, Suite 2160
                          Los Angeles, California 90025
                                 (310) 312-0700
--------------------------------------------------------------------------------
        (Address and telephone number of principal executive offices and principal place of business)

                                Alan Finkelstein,
                      President and Chief Executive Officer
                       Innovative Card Technologies, Inc.
                      11601 Wilshire Boulevard, Suite 2160
                          Los Angeles, California 90025
                                 (310) 312-0700
--------------------------------------------------------------------------------
            (Name, address and telephone number of Agent for Service)

                                    Copy to:
                               Nimish Patel, Esq.
                             RICHARDSON & PATEL LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                                 (310) 208-1182

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEES

---------------------------------------------------------------------------------------------------------------------------------
     Title of each class of
        securities to be            Amount to be     Proposed maximum offering      Proposed maximum       Amount of registration
           registered                Registered           price per share       aggregate offering price           fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001        8,050,000                 $1.00                $8,050,000(l)             $1,019.94
per share
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001        2,400,000                 $1.00                $2,400,000(2)              $304.08
per share, to be issued upon
exercise of warrants
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001        2,843,500                 $1.00                $2,843,500(1)              $360.27
per share, to be issued upon
conversion of Series A Preferred
Stock
---------------------------------------------------------------------------------------------------------------------------------

Total                                13,293,500                                      $13,293,500.00            $1,684.29
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Calculated in accordance with Rule 457(g) under the Securities Act on the basis of an exercise price of $1.00 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 18, 2004

                                   Prospectus

                       INNOVATIVE CARD TECHNOLOGIES, INC.

                        13,293,500 shares of Common Stock

      This prospectus covers the resale by selling stockholders named on page 12 of up to 13,293,500 shares of our common stock, par value $0.001, which include:

      o     7,550,000 shares of common stock;

      o 500,000 shares of common stock issued pursuant to the Securities Purchase Agreement dated as of December 23, 2003;

      o 2,400,000 million shares of common stock underlying the warrants issued in conjunction with foregoing Securities Purchase Agreement;

      o 2,568,500 shares of common stock underlying series A preferred stock issued to a number of investors pursuant to a private placement from April 7, 2004 to October 18, 2004, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004; and

      o 275,000 shares of common stock underlying series A preferred stock issued to related parties pursuant to Shares for Debt Agreements dated as of June 22, 2004.

      This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." The selling stockholders will sell the shares at a price of $1.00 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

      We will not receive any of the proceeds from the sale of these shares. However, we may receive up to $2,288,400 upon the exercise of warrants. If some or all of the funds are received, such funds will be used for general corporate purposes, including working capital requirements. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

      Our securities are not currently listed on any national securities exchange or the Nasdaq Stock Market.

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 3.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

      The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.

                 The date of this prospectus is __________, 2004

                                TABLE OF CONTENTS

Prospectus Summary .......................................................... 1

Risk Factors ................................................................ 3

Special Note Regarding Forward-Looking Statements ........................... 10

Use of Proceeds ............................................................. 11

Determination of Offering Price ............................................. 11

Selling Stockholders ........................................................ 12

Plan of Distribution ........................................................ 17

Legal Proceedings ........................................................... 18

Management................................................................... 18

Security Ownership of Certain Beneficial Owners and Management .............. 21

Description of Securities ................................................... 23

Interest of Named Experts and Counsel ....................................... 24

Description of Business ..................................................... 25

Management's Discussion and Analysis ........................................ 29

Description of Property ..................................................... 33

Certain Relationships and Related Transactions .............................. 33

Market For Common Equity and Related Stockholder Matters .................... 35

Executive Compensation ...................................................... 37

Summary Compensation Table .................................................. 38

Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure ...................................... 38

Financial Information .......................................................F-1

Where You Can Find More Information ......................................... 39

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Innovative Card Technologies, Inc. and our subsidiary as "InCard," "our company," "we," "us" and "our." In addition, LensCard is a trademark of InCard. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

OUR COMPANY

      We are a development stage company focused on researching, developing and marketing technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers. Our research shows that our first product, the LensCard, or a card embedded with a small magnifying lens, significantly reduced credit card issuers' attrition rates when marketed to 40-65 year-old customers. Since 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to payment cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on payment cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We have generated limited revenues that derive from licensing agreements of our LensCard product, most of which have terminated.

      On May 26, 2004, we entered into an agreement with Visa International Services Association (VISA) with respect to our power-enabled technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. Our relationship with VISA is more fully described in the section of this prospectus entitled "Business - Visa International." We anticipate making our first power-based card enhancement, the LightCard, available for issuance by early 2005. The LightCard will emit light, similar to a miniature flashlight, upon the user's push of a button located on the surface of the card.

      We have incurred significant losses since inception and as of June 30, 2004, we had an accumulated deficit of $3,367,088. We expect to continue to incur losses over the near to medium term as we seek to continue to invest in research and development and marketing activities. We do not expect to generate significant revenue in 2004. We will need to raise additional capital to continue research and development activities and meet our operating expenses, including marketing activities, for the remainder of 2004.

      Our corporate offices are located at 11601 Wilshire Boulevard, Suite 2160, Los Angeles, California 90025. Our telephone number is (310) 312-0700.

RISKS RELATED TO OUR BUSINESS

      Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus entitled "Risk Factors." Our power inlay technology is new, and to date has not been commercially adopted by credit card issuers. Although we believe our products under development will help credit card issuers improve retention and acquisition rates, the anticipated up-front costs associated with our future products will make their use generally more expensive than conventional non-power based payment card enhancements.

THE OFFERING

      The shares issued and outstanding prior to this offering consist of 8,050,000 shares of common stock and 2,843,500 shares of preferred stock and do not include:

      o 2,400,000 shares of common stock issuable upon the exercise of warrants outstanding, at an exercise price of $1.00 per share; and

      o 1,600,000 shares of common stock to be issued upon exercise of options outstanding;and

      o 615,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan.

      We are registering 13,293,500 shares of our common stock for sale by the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." The shares included in the table identifying the selling stockholders consist of:

      o     7,550,000 shares of common stock;

      o 500,000 shares of common stock issued pursuant to the Securities Purchase Agreement dated as of December 23, 2003;

      o 2,400,000 million shares of common stock underlying the warrants issued in conjunction with foregoing Securities Purchase Agreement;

      o 2,568,500 shares of common stock underlying series A preferred stock issued to a number of investors pursuant to a private placement from April 7, 2004 to October 18, 2004, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004; and

      o 275,000 shares of common stock underlying series A preferred stock issued to related parties pursuant to Shares for Debt Agreements dated as of June 22, 2004.

      On December 23, 2003, we entered into a Securities Purchase Agreement with Bristol Capital, LLC under which we were to sell 500,000 shares of our common stock at a price per share of $0.10 and warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share in exchange for $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to us and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of our series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, we received $50,000 from Bristol Capital, LLC and issued 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock pursuant to the Securities Purchase Agreement.

      From April 7, 2004 to October 18, 2004, we issued 2,568,500 shares of series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,501,500.

      On June 22, 2004, we issued 275,000 shares of series A preferred stock to Alan Finkelstein, Bradley Ross and Luc Berthoud in a conversion of $275,000 of debt for services rendered to us. The conversion was made at $1.00 per share. See our description in "Market for Common Equity and Related Stockholder Matters" subtitled "Restricted Offerings" for further information regarding this offering.

      After this offering, upon the conversion of all outstanding shares of series A preferred stock and assuming conversion of all the warrants, we will have 13,293,500 shares of common stock outstanding, which does not include 1,600,000 shares of common stock to be issued upon exercise of options outstanding and 615,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan. All of our outstanding shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations. Information regarding our common stock and the warrants is included in the section of this prospectus entitled "Description of Securities."

                                  RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

AS A COMPANY IN THE EARLY STAGE OF DEVELOPMENT WITH AN UNPROVEN BUSINESS STRATEGY, OUR LIMITED HISTORY OF OPERATIONS MAKES EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT.

      Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation on November 22, 2002, we have primarily been and continue to be involved in development of products using our power inlay technology and marketing these products under development to industry partners. In 1998, Alan Finkelstein commenced commercialization of our first product, the LensCard, and entered into license agreements with banks and credit card issuers, most of which have terminated. After discovering the possibility of placing power into an International Organization of Standards (ISO) compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. For these reasons, we expect that future orders for the LensCard will be substantially less. Although management believes that our power inlay technology and products under development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives. If we are unsuccessful in developing our business, the common stock you receive may never have value.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT OF $3,367,088 AS OF JUNE 30, 2004, AND WE MAY NEVER ACHIEVE PROFITABILITY.

      We have incurred significant net losses every year since our inception, including net losses of $977,155 in 2003 and $703,349 in 2002. As of June 30, 2004, we had an accumulated deficit of $3,367,088. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. To date, we have not yet generated significant recurring revenues. Our limited revenues that derive from sales of the LensCard have not been sufficient to sustain our operations. Although we expect to make the LightCard, our first power-based card enhancement, available by early 2005, we anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for an indefinite period of time. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future, notwithstanding any anticipated revenues we may receive when our power-based card enhancement products are initially introduced to markets, due to the significant costs associated with the development and marketing of our products. No assurances can be given when we will ever be profitable.

      Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the financial statements for each of the years ended December 31, 2003 and 2002 relative to the substantial doubt about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR SUCCESS REQUIRES ADDITIONAL CAPITAL. IF WE DO NOT RECEIVE ADEQUATE FUNDING, THE COMMON STOCK YOU RECEIVE MAY NEVER HAVE VALUE.

      Our current resources will be sufficient to fund operations through January 2005. We will require additional capital in order to operate beyond this date. As noted in the prior risk factor, we do not anticipate that we will commence sales of our LightCard until early 2005, and further anticipate that after such introduction we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. For these reasons, we believe that we will need to raise additional capital until such time, if any, as we become cash-flow positive. We currently do not have any binding commitments for, or readily available sources of, additional financing. It is highly likely that we will seek to raise money through public or private sales of our securities, debt financing or short-term loans, or a combination of the foregoing. However, additional funding may not be available on favorable terms to us, or at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing shareholders. If we raise money through debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. Unavailability of funds will have a material adverse effect on our ability to continue to operate. If we are unable to operate, the common stock you receive may never have value.

IF WE ARE NOT ABLE TO DEVOTE ADEQUATE RESOURCES TO PRODUCT DEVELOPMENT AND COMMERCIALIZATION, WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS.

      Our business strategy is to develop and market new products using our power inlay technology that can enhance payment and other information-bearing plastic cards. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

      o     raise sufficient capital for research and development;

      o     complete development of new products; and

      o     successfully introduce and commercialize new products.

      Most of our products are under development, including the LightCard, an Encrypted SoundCard and SoundCard. Because we have limited resources to devote to product development and commercialization, any delay in the development of one product or reallocation of resources to product development efforts that prove unsuccessful may delay or jeopardize the development of other future products. If we do not develop new products and bring them to market, our operations will not be successful.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

      Establishment of patents and other proprietary rights is important to our success and our competitive position. Accordingly, we intend to devote substantial resources to the establishment and protection of patents and other proprietary rights. Our efforts to establish and protect any patents or other proprietary rights may not be adequate and third parties may infringe or misappropriate our proprietary rights. Moreover, we cannot assure you that others will not assert rights in, or ownership of, patents and other proprietary rights we may establish or acquire or that we will be able to successfully resolve such conflicts.

WE DEPEND ON KEY PERSONNEL FOR OUR FUTURE SUCCESS. IF WE LOSE OUR KEY PERSONNEL, OUR BUSINESS COULD BE SUBSTANTIALLY HARMED AND THE VALUE OF THE STOCK YOU OWN COULD BE ADVERSELY AFFECTED.

      Our future success is substantially dependent on the efforts of our senior management, board members and key employees, particularly Alan Finkelstein, Bennet Lientz, Murdoch Henretty and , and John A. Ward, III. The loss of the services of our senior management or our board members may significantly delay or prevent the achievement of product development and other business objectives. Messrs. Finkelstein, Lientz and Henretty are at-will employees, which means that they may terminate their employment at any time without prior notice. If we lose the services of these key employees, our business could be substantially impaired and the value of the stock you own could be adversely affected. We do not maintain key person life insurance for any of our key personnel.

THE USE OF POWER INLAY TECHNOLOGY HAS NOT BEEN ADOPTED BY CREDIT CARD ISSUERS AND MAY NEVER BE FULLY REALIZED.

      To our knowledge, no credit card issuers have adopted power-based card enhancements to date using our power inlay technology. As a result, our ability to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers through power-based card enhancements has yet to be proven. If commercial advantages are not realized from the use of power inlay technology, we could have difficulty attracting customers.

IF OUR FUTURE PRODUCTS DO NOT ACHIEVE A SIGNIFICANT LEVEL OF MARKET ACCEPTANCE, IT IS HIGHLY UNLIKELY THAT WE EVER WILL BECOME PROFITABLE.

      Credit card issuers have used various card enhancements, including designs on the surface of payment cards. Compared to these non-power based card enhancements, our power inlay technology is new, and to date no companies are using our power inlay technology. The commercial success of our future products will depend upon the adoption of our power inlay technology as a preferred method of applying card enhancements to payment cards. In order to be successful, our future products must meet the technical and cost requirements for card enhancements within the payment card industry. Market acceptance will depend on many factors, including:

      o our ability to convince prospective strategic partners and customers to adopt our products;

      o the willingness and ability of prospective strategic partners and customers to adopt our products; and

      o our ability to sell and service sufficient quantities of our products.

      Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

OUR PRODUCTS UNDER DEVELOPMENT ARE SUBJECT TO COSTLY REGULATORY APPROVALS BY CREDIT CARD INDUSTRY ORGANIZATIONS. IF OUR PRODUCTS DO NOT SATISFACTORILY MEET THESE STANDARDS, OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS WILL BE SEVERELY IMPAIRED.

      The products that we develop and market are subject to regulation by one or more of the International Organization of Standardization (ISO), the National Committee for Information Technology Standards (NCITS), the American National Standards Institute (ANSI) and VISA. These industry regulations govern, among other things, manufacturing, sale and distribution of our products. Satisfaction of these requirements can take several years and impose costly procedures upon us. Our LensCard meets the credit card industry's standards, including standards for flexibility, durability, security, and readability, and has been approved by ISO, NCITS ANSI, MasterCard and VISA. Our power inlay technology, the core for our power-based enhancements currently being developed, meets applicable ISO standards. If our products ever fail to meet ISO standards, our ability to commercialize our products will be severely impaired and it is highly likely that our operations will not be successful.

WE HAVE GRANTED THIRD PARTIES SUBSTANTIAL MARKETING RIGHTS TO CERTAIN OF OUR PRODUCTS AND PRODUCTS UNDER DEVELOPMENT. IF THE THIRD PARTIES ARE NOT SUCCESSFUL IN MARKETING OUR PRODUCTS WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS.

      Our agreements with our corporate marketing partners generally contain no minimum purchase requirements in order for them to maintain their exclusive marketing rights. We have entered into an agreement with VISA to market certain of our products that we are currently developing to VISA's regional offices and member banks. One or more of these marketing partners may not devote sufficient resources to marketing our products. Furthermore, although VISA has agreed not to promote power-enabling technologies from other parties, there is nothing to prevent VISA from pursuing non-power alternative technologies or products that may compete with our products. In the future, third party marketing assistance may not be available on reasonable terms, if at all. If any of these events occur, we may not be able to commercialize our products, which could negatively impact our results of operations or substantially limit our ability to execute our business strategy.

WE MAY EXPERIENCE CUSTOMER CONCENTRATION, WHICH MAY EXPOSE US TO ALL OF THE RISKS FACED BY OUR POTENTIAL MATERIAL CUSTOMERS.

      Since our agreement with VISA requires us to not offer or provide our power inlay technology to certain other major credit card issuers for a period of at least two years, we may experience customer concentration. Until and unless we secure multiple customer relationships, we may experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

IF WE DO NOT KEEP UP WITH TECHNOLOGICAL CHANGES THAT AFFECT ELECTRONIC COMMERCE, IT IS UNLIKELY THAT WE WILL EVER BECOME PROFITABLE.

      To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our card enhancement technology and products. The electronic commerce industry in which card issuers compete is characterized by technological change, changes in user and customer requirements and preferences, new product and service introductions embodying new technologies, and the emergence of new industry standards and practices. Our success will depend, in part, on our ability to develop and license leading technologies useful to card issuers, enhance existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

      The development of our technology entails significant technical and business risks. While we believe that we will continue to satisfy future industry standards, future products we may develop may not successfully adapt to changes in customer requirements for transaction-processing systems. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner, in response to changing market conditions or customer requirements, our business, financial condition and results of operations could be seriously harmed, and it is unlikely that we will ever become profitable.

WE WILL EXPERIENCE COMPETITION FROM OTHER COMPANIES IN THE INDUSTRY, WHICH MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR OPERATIONS AND FINANCIAL CONDITION.

      Our competitors include companies with a significant presence in the credit card industry, such as American Express, Discovery and Bank of America, as well as other companies with developmental-stage products that have the potential to compete with our products. Some of these competitors have significantly greater market share and better capital resources. We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Such competitors could develop a more effective product or undertake more aggressive and costly marketing campaigns than us that may adversely affect our marketing strategies as we introduce new products, which could have a material adverse effect on our business, results of operations or financial condition. We cannot assure you that we can compete successfully against current or future competitors nor can there be any assurance that competitive pressures faced by us will not result in increased marketing costs, or otherwise will not materially adversely affect our business, results of operations and financial condition. See our discussion entitled "Business - Competition."

THE POWER INLAY TECHNOLOGY HAS NOT BEEN PROVEN IN FULL SCALE PRODUCTION. FAILURE TO DEVELOP THE PROTOTYPE SCALE INTO MASS PRODUCTION MAY HAVE A MATERIAL NEGATIVE EFFECT ON OUR BUSINESS STRATEGY AND OPERATIONS.

      Our power inlay technology has been proven during the manufacture of cards in prototype quantities. Furthermore, we have developed an automated process in our laboratory and are now taking steps towards mass production. However, our product has yet to be proven to be manufactured in full scale mass production. We are applying our own resources and are also working in cooperation with other companies that have specialized technical expertise related to the manufacturing process of power inlay technology for ISO-compliant credit cards. We have entered into agreements with these other companies to protect confidential information exchanged by the parties and expect to enter into further agreements that will grant us ownership or exclusive license rights to the manufacturing process of the power inlay technology for use in credit and other information-bearing plastic cards. Failure to secure or maintain exclusive rights or failure of the prototype technology to successfully transfer to full scale production, without the use of proprietary technology of others, may have a material negative effect on our business strategy and operations.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY AND WILL RELY SUBSTANTIALLY ON THIRD-PARTY MANUFACTURERS. THE LOSS OF ANY THIRD-PARTY MANUFACTURER COULD LIMIT OUR ABILITY TO LAUNCH OUR PRODUCTS IN A TIMELY MANNER, OR AT ALL.

      To be successful, we must manufacture, or contract for the manufacture of, our future products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. As discussed in the risk factor above, we are working in cooperation with other companies that have specialized technical expertise related to the manufacturing process of our power inlay technology for ISO-compliant credit cards. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our power inlay technology and prototypes. We do not have agreements with our suppliers. Our manufacturing strategy presents the following risks:

      o delays in the quantities needed for product development could delay commercialization of or products in development;

      o if we need to change to other commercial manufacturers, any new manufacturer would have to be educated in, or develop substantially equivalent processes necessary for the production of our products;

      o if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

      o we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

      Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

CHANGES IN GENERAL ECONOMIC CONDITIONS, ESPECIALLY INTEREST RATES AND BUSINESS CYCLES, MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR BUSINESS AND OUR PROFITABILITY.

      The credit card industry is heavily dependent upon the overall level of consumer spending. As a result, any substantial deterioration in general political or economic conditions, particularly in the United States, may adversely affect the need for credit cards and our financial performance.

      The attacks of September 11, 2001, and subsequent events, including the military action in Iraq, have caused and may continue to cause instability in our financial markets and have led and may continue to lead to, further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism may impact our business, or those of our strategic partners. Depending on their magnitude, acts of terrorism or war could have a material adverse effect on our business and financial position.

WE ARE RESPONSIBLE FOR THE INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS, WHICH COULD RESULT IN SUBSTANTIAL EXPENDITURES.

      Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

RISKS RELATED WITH OWNERSHIP OF OUR SECURITIES

IF A PUBLIC MARKET FOR OUR COMMON STOCK DEVELOPS, WE EXPECT TO EXPERIENCE VOLATILITY IN THE PRICE OF OUR COMMON STOCK. THIS MAY RESULT IN SUBSTANTIAL LOSSES TO INVESTORS IF THEY ARE UNABLE TO SELL THEIR SHARES AT OR ABOVE THEIR PURCHASE PRICE.

      If a public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the indefinite future due to a number of factors, including:

      o our status as a development stage company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

      o announcements of technological innovations or new products by us or our competitors;

      o     the timing and development of our products;

      o     general and industry-specific economic conditions;

      o     actual or anticipated fluctuations in our operating results;

      o     our capital commitments; and

      o     the loss of any of our key management personnel.

      In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management's attention and resources and harm our financial condition and results of operations.

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

      Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop following this offering due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our common shares will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our common stock is not active.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

      We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

      There are currently outstanding 8,050,000 shares of common stock, 2,843,500 shares of series A preferred stock each automatically convertible into one common share upon effectiveness of this offering, and warrants for the purchase of 2,400,000 shares of common stock at an exercise price of $1.00 per share. Upon effectiveness of this offering, all of our outstanding shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

      In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register 1,600,000 shares of our common stock underlying options granted to our officers, directors, employees and consultants and 615,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations.

      If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.

      Our certificate of incorporation currently authorizes our board of directors to issue up to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of October 18, 2004, after taking into consideration our outstanding common and preferred shares, our board of directors will be entitled to issue up to 39,106,500 additional common shares and 2,156,500 additional preferred shares. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to shareholder approval.

      We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS, AND AS A RESULT, THE TRADING PRICE FOR OUR SHARES MAY BE DEPRESSED AND THESE STOCKHOLDERS CAN TAKE ACTIONS THAT MAY BE ADVERSE TO YOUR INTERESTS.

      Our principal stockholders, executive officers and directors, in the aggregate, beneficially own 75.9% of our common stock, on an as-converted basis, including warrants exercisable within 60 days of October 11, 2004. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

THE PRICE OF THE COMMON STOCK OFFERED BY THE SELLING SHAREHOLDERS HAS BEEN ARBITRARILY DETERMINED. YOU MAY NOT RELY ON THIS PRICE AS AN INDICATION OF THE PURCHASE.

      The price of the common stock offered for sale by the selling shareholders was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, or other criteria of value. As of June 30, 2004 we had 8,050,000 shares of common stock and 2,100,000 shares of preferred stock outstanding and we have a cumulative net loss of $3,367,088. Moreover, the price of our common stock may decline after the offering.

OUR INCORPORATION DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS CONSIDER FAVORABLE AND COULD ALSO LIMIT THE MARKET PRICE OF YOUR STOCK, WHICH MAY INHIBIT AN ATTEMPT BY OUR STOCKHOLDERS TO CHANGE OUR DIRECTION OR MANAGEMENT.

      Our amended and restated certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

      o authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

      o     prohibit stockholders from calling special meetings;

      o prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

      o establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

      o prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

      In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

WE WILL BE SUBJECT TO THE PENNY STOCK RULES ONCE OUR COMMON STOCK BECOMES ELIGIBLE FOR TRADING. THESE RULES MAY ADVERSELY AFFECT TRADING IN OUR COMMON STOCK.

      We expect that our common stock will be a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

      Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements.

      Forward-looking statements include, but are not limited to, statements about:

      o our lack of capital and whether or not we will be able to raise capital when we need it;

      o our ability to complete development of our power inlay technology and products under development;

      o     our ability to market and manufacture our future products; and

      o our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others.

      These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provides any protection for statements made in this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution." However, we may receive up to $2.4 million upon exercise of warrants, the underlying shares of which are included hereunder. If received, such funds will be used for general corporate purposes, including working capital requirements. With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $111,600, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

                         DETERMINATION OF OFFERING PRICE

      Prior to this offering, there has been no public market for our common stock. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

      We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

                              SELLING STOCKHOLDERS

      The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for the following selling stockholders: Alan Finkelstein, who is our President, Chief Executive Officer, Secretary and Chairman of the Board and former co-manager of one of our predecessor entities, LensCard US LLC; Forest Finkelstein, who is Alan Finkelstein's son and previously was our director and Executive Vice President -Strategic Planning and Marketing; Bradley Ross, our former director and Chief Financial Officer, who is a partner in a certified public accounting firm, Bemel & Ross, that previously provided accounting and tax services and that currently subleases office space to us; Luc Berthoud, our former International Finance Officer, who previously was a co-manager and holder of a majority of membership interests of our predecessor entity, LensCard US LLC, and director and holder of a majority of outstanding shares as The Berthoud Family Trust of our other predecessor entity, LensCard International Limited, a British Virgin Islands International Business; Charif Souki, who is our director; and Mark Abdou, who is an attorney with the law firm Richardson & Patel LLP, which serves as our legal counsel. We are also registering shares of common stock held by Richardson & Patel LLP for sale in this offering.

      The following table also provides certain information with respect to the selling stockholders' ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

      Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

      Except as set forth below, the shares described in the following table include shares of common stock underlying 2,568,500 shares of series A preferred stock, which were issued in an equity financing that we completed on October 18, 2004, and 275,000 shares of series A preferred stock that were issued to Alan Finkelstein, Bradley Ross and Luc Berthoud in a conversion of $275,000 of debt for services rendered to us as of June 22, 2004. These shares of preferred stock will automatically convert into shares of our common stock upon effectiveness of the registration statement that contains this prospectus. Therefore, after the offering, we will have only one class of stock, or common stock, outstanding. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling stockholders are or were affiliated with registered broker-dealers. See our discussion entitled "Plan of Distribution" for further information regarding the selling stockholders' method of distribution of these shares.

------------------------------------------------------------------------------------------------------------------------
                                                                                   NUMBER OF
                              NUMBER OF SHARES            NUMBER OF               SHARES OWNED      PERCENTAGE
     NAME OF SELLING            OWNED BEFORE             SHARES BEING                AFTER         OWNED AFTER
       STOCKHOLDER                OFFERING                 OFFERED                 OFFERING(1)      OFFERING(1)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
  Alan Finkelstein(2)                  2,666,197             2,666,197                0                     0
------------------------------------------------------------------------------------------------------------------------
  APEX Invest. Fund(3)                  50,000                 50,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Bear Sterns Securities
  Corp. Custodian J. Steven             200,000               200,000                 0                     0
  Emerson IRA RO(4)
------------------------------------------------------------------------------------------------------------------------
  Bradley Ross(5)                      1,126,372             1,126,372                0                     0
------------------------------------------------------------------------------------------------------------------------
  Briana Crane(6)                        1,500                 1,500                  0                     0
------------------------------------------------------------------------------------------------------------------------
  Bristol Investment Fund,
  Ltd.(7)                               525,000               525,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  BSR Investment Ltd.(8)                500,000               500,000                 0                     0
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                                   NUMBER OF
                              NUMBER OF SHARES            NUMBER OF               SHARES OWNED      PERCENTAGE
     NAME OF SELLING            OWNED BEFORE             SHARES BEING                AFTER         OWNED AFTER
       STOCKHOLDER                OFFERING                 OFFERED                 OFFERING(1)      OFFERING(1)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
  Carl and Sally
  Finkelstein as joint
  tenants(9)                             50,000                50,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Charif Souki (10)                     100,000                100,000                0                     0
------------------------------------------------------------------------------------------------------------------------
  Christopher Souki(11)                  10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Colette Savage(12)                     20,000                20,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Cort Wagner(13)                        25,000                25,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Credit Agricole
  Indosuez(14)                           35,000                35,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  David Mun-Gavin(13)                    25,000                25,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Dean Devlin Trust(15)                 112,500               112,500                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Derry Cook(13)                         25,000                25,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Diana Derycz-Kessler(16)              625,000               625,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Dorette Marozeau(3)                    50,000                50,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Stan Dragotti(17)                      5,000                  5,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Elmsmere Group Ltd.(18)               700,000               700,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Finkelstein Family Trust of
  2001(19)                               10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Forest Finkelstein(20)               1,027,500              1,027,500               0                     0
------------------------------------------------------------------------------------------------------------------------
  Freemount Trading Ltd.
  (21)                                  700,000                700,000                0                     0
------------------------------------------------------------------------------------------------------------------------
  Harry Gittes(22)                       15,000                15,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Grover Bradley                                                                      0                     0
  Harrison(13)                           25,000                25,000
------------------------------------------------------------------------------------------------------------------------
  High Tide LLC(23)                     100,000                100,000                0                     0
------------------------------------------------------------------------------------------------------------------------
  Horton Living Trust dtd
  8/7/1991 Joaquin P. Horton
  and Nellie R. Horton                   25,000                25,000                 0                     0
  TTEE(13)
------------------------------------------------------------------------------------------------------------------------
  Huyen Nguyen and
  Pongthep                               1,000                  1,000                 0                     0
  Tantaksinanukij (24)
------------------------------------------------------------------------------------------------------------------------
  Jalaina Ross(6)                        1,500                  1,500                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Jill Cook(25)                          10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Jennifer Ross-Callahan(6)              1,500                  1,500                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Jocelyn Crane(6)                       1,500                  1,500                 0                     0
------------------------------------------------------------------------------------------------------------------------
  John M. Macaluso
  Revocable Trust UDT                   200,000                200,000                0                     0
  9/5/97(4)
------------------------------------------------------------------------------------------------------------------------
  Jonathan Kukuljan(13)                  25,000                25,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Karim Souki(26)                        10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Lanver Properties(27)                 450,000                450,000                0                     0
------------------------------------------------------------------------------------------------------------------------
  Lina Souki(28)                         10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Luc Berthoud(29)                      752,000                752,000               0                     0
------------------------------------------------------------------------------------------------------------------------
  Mark Abdou(30)                         10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Matthew LeBlanc 2000
  Living Trust(31)                      150,000                150,000                0                     0
------------------------------------------------------------------------------------------------------------------------
  MDC Group, Inc.(32)                    50,000                50,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
 Merco Trustees (BVI)
 Limited, as Trustees of
 the Berthoud Family Trust(33)          750,000               750,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Michael Paradise(34)                   47,950                47,950                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Michael Santoro(35)                    30,000                30,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Nash Family Trust(13)                  25,000                25,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Nate Crane(6)                          1,500                  1,500                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Nicholas L. Schenck
  Trustee for Nicholas L.
  Schenck Trust UA/DTD                   30,000                30,000                 0                     0
  08-19-1997 Fund, Ltd.(35)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                                   NUMBER OF
                              NUMBER OF SHARES            NUMBER OF               SHARES OWNED      PERCENTAGE
     NAME OF SELLING            OWNED BEFORE             SHARES BEING                AFTER         OWNED AFTER
       STOCKHOLDER                OFFERING                 OFFERED                 OFFERING(1)      OFFERING(1)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
  Raquel Ross(36)                        10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Pantoliano - Sheppard
  Family Trust(13)                       25,000                25,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Paul Kessler(37)                      625,000                625,000                0                     0
------------------------------------------------------------------------------------------------------------------------
  Richard Aaron(35)                      30,000                30,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Richard M. Chutick as
  Trustee of the Richards M.
  Chutick Living Trust                   30,000                30,000                 0                     0
  U/D/T DTD 8/11/93(35)
------------------------------------------------------------------------------------------------------------------------
  Richardson & Patel
  LLP(38)                                50,000                50,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Rita Souki(39)                         50,000                50,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Robert Stapp(13)                       25,000                25,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Rodger Bemel(40)                      310,981               310,981                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Shai Stern(13)                         25,000                25,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Steve Emerson(41)                     200,000                200,000                0                     0
------------------------------------------------------------------------------------------------------------------------
  Tarek Souki(42)                        10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Tess Ross-Callahan(6)                   1,500                 1,500                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Timothy D. Wong(35)                    30,000                30,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Trevor Berkowitz(25)                   10,000                10,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  Tyler Runnels(43)                      50,000                50,000                 0                     0
------------------------------------------------------------------------------------------------------------------------
  UBS Financial Services
  Inc. as IRA Custodian for              50,000                50,000                 0                     0
  Rodger Bemel(3)
------------------------------------------------------------------------------------------------------------------------
  Union Finance Int.(27)                450,000                450,000                0                     0
------------------------------------------------------------------------------------------------------------------------
          TOTAL                        13,293,500            13,293,500
------------------------------------------------------------------------------------------------------------------------

(1) Assumes that all shares will be resold by the selling stockholders after this offering.

(2) Alan Finkelstein serves as our Chairman, President, Chief Executive Officer and Secretary. Includes 2,524,197 shares of common stock. Also includes 75,000 shares of common stock to be issued upon conversion of 75,000 shares of series A preferred stock that were issued to Mr. Finkelstein pursuant to the Shares for Debt Agreement dated June 22, 2004; and 67,000 shares of common stock to be issued upon conversion of 67,000 shares of series A preferred stock that were issued to Mr. Finkelstein in a private placement that we completed on October 18, 2004.

(3) Includes 50,000 shares of common stock to be issued upon conversion of 50,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(4) Includes 200,000 shares of common stock to be issued upon conversion of 200,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(5) Bradley Ross, our former director and Chief Financial Officer, is a partner in a certified public accounting firm, Bemel & Ross, that previously provided accounting and tax services and that currently subleases office space to us. Includes 966,372 shares of common stock; 135,000 shares of common stock to be issued upon conversion of 135,000 shares of series A preferred stock that were issued to Mr. Ross pursuant to the Shares for Debt Agreement dated June 22, 2004; and 25,000 shares of common stock to be issued upon conversion of 25,000 shares of series A preferred stock held by Mr. Ross and issued in a private placement that we completed on October 18, 2004.

(6) Includes 1,500 shares of common stock to be issued upon conversion of 1,500 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(7) Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment and control over these securities. Mr. Kessler disclaims beneficial ownership of these securities. Includes 525,000 shares of common stock to be issued upon conversion of 525,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(8) Includes 300,000 shares of common stock. Also includes 200,000 shares of common stock to be issued upon conversion of 200,000 shares of series A preferred stock, which were issued in a private placement of our securities that we completed on October 18, 2004.

(9) Carl Finkelstein is the father of Alan Finkelstein. Includes 50,000 shares of common stock.

(10) Charif Souki serves as our director. Includes 100,000 shares of common stock to be issued upon conversion of 100,000 shares of series A preferred stock held by Mr. Souki. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(11) Christopher Souki is Charif Souki's son. Includes 10,000 shares of common stock to be issued upon conversion of 10,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(12) Includes 20,000 shares of common stock to be issued upon conversion of 20,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(13) Includes 25,000 shares of common stock to be issued upon conversion of 15,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(14) Includes 35,000 shares of common stock to be issued upon conversion of 35,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(15) Includes 112,500 shares of common stock to be issued upon conversion of 112,500 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(16) Includes 250,000 shares of common stock and a warrant to purchase 375,000 shares of common stock. The exercise price of the warrant is $1.00 per share. These securities were issued to Ms. Derycz-Kessler in connection with the Securities Purchase Agreement dated December 23, 2003.

(17) Includes 5,000 shares of common stock.

(18) Includes a warrant to purchase 700,000 shares of common stock. The exercise price of the warrant is $1.00 per share.This security was issued to Elmsmere Group Ltd. in connection with the Securities Purchase Agreement dated December 23, 2003.

(19) Includes 10,000 shares of common stock to be issued upon conversion of 10,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.There is no relation between the Finkelstein Family Trust of 2001 and our President and Chief Executive Officer, Alan Finkelstein, or his family.

(20) Forest Finkelstein, who is Alan Finkelstein's son, previously was our director and Executive Vice President - Strategic Planning and Marketing. Includes 1,027,500 shares of common stock.

(21) Includes a warrant to purchase 700,000 shares of common stock. The exercise price of the warrant is $1.00 per share. This security was issued to Freemount Trading Ltd. in connection with the Securities Purchase Agreement dated December 23, 2003.

(22) Includes 15,000 shares of common stock.

(23) Includes 50,000 shares of common stock. Also includes 50,000 shares of common stock to be issued upon conversion of 50,000 shares of series A preferred stock, which were issued in a private placement of our securities that we completed on October 18, 2004.

(24) Includes 1,000 shares of common stock to be issued upon conversion of 1,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(25) Includes 10,000 shares of common stock to be issued upon conversion of 10,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(26) Karim Souki is Charif Souki's son. Includes 10,000 shares of common stock to be issued upon conversion of 10,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(27) Includes 450,000 shares of common stock.

(28) Lina Souki is Charif Souki's daughter. Includes 10,000 shares of common stock to be issued upon conversion of 10,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(29) Luc Berthoud, our former International Finance Officer, previously was a co-manager and holder of a majority of membership interests of our predecessor entity, LensCard US LLC, and director and holder of a majority of outstanding shares as The Berthoud Family Trust of our other predecessor entity, LensCard International Limited, a British Virgin Islands International Business. Includes 620,000 shares of common stock. Also includes 65,000 shares of common stock to be issued upon conversion of 65,000 of series A preferred stock that were issued to Mr. Berthoud pursuant to the Shares for Debt Agreement dated as of June 22, 2004; and 67,000 shares of common stock to be issued upon conversion of 67,000 shares of series A preferred stock that were issued in a private placement of our securities that we completed on October 18, 2004.

(30) Mark Abdou is an attorney with the law firm of Richardson & Patel LLP, which serves as our legal counsel. Includes 10,000 shares of common stock to be issued upon conversion of 10,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(31) Includes 150,000 shares of common stock to be issued upon conversion of 150,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(32) Includes 50,000 shares of common stock.

(33) Includes 750,000 shares of common stock.

(34) Includes 47,950 shares of common stock.

(35) Includes 30,000 shares of common stock to be issued upon conversion of 30,000 shares of series A preferred stock.
These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(36) Raquel Ross is Bradley Ross's daughter. Includes 10,000 shares of common stock to be issued upon conversion of 10,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(37) Includes 250,000 shares of common stock and a warrant to purchase 375,000 shares of common stock. The exercise price of the warrant is $1.00 per share. These securities were issued to Mr. Kessler in connection with the Securities Purchase Agreement dated December 23, 2003.

(38) Richardson & Patel LLP is our legal counsel and has rendered an opinion to us regarding the validity of the shares being offered. Includes 50,000 shares of common stock issued in exchange for legal services having a value of $50,000. Does not include common stock owned by Mark Abdou, who is an associate of the firm. Mark Abdou participated in the private placement of our securities that we completed on October 18, 2004.

(39) Rita Souki is Charif Souki's wife. Includes 50,000 shares of common stock to be issued upon conversion of 50,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(40) Includes 193,981 shares of common stock. Also includes 117,000 shares of common stock to be issued upon conversion of 117,000 shares of series A preferred stock, which were issued in a private placement of our securities that we completed on October 18, 2004.

(41) Includes a warrant to purchase 200,000 shares of common stock. The exercise price of the warrant is $1.00 per share. This security was issued to Steve Emerson in connection with the Securities Purchase Agreement dated December 23, 2003.

(42) Tarek Souki is Charif Souki's son. Includes 10,000 shares of common stock to be issued upon conversion of 10,000 shares of series A preferred stock. These securities were issued in a private placement of our securities that we completed on October 18, 2004.

(43) Includes a warrant to purchase 50,000 shares of common stock. The exercise price of the warrant is $1.00 per share. This security was issued to Tyler Runnels in connection with the Securities Purchase Agreement dated December 23, 2003.

                              PLAN OF DISTRIBUTION

      This is our initial public listing. We are registering 13,293,500 shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders. However, we may receive up to $2,288,400 upon the exercise of warrants to purchase 2,400,000 shares of common stock that are owned by some of the selling stockholders.

      We anticipate that a market maker will apply to have our common stock traded on the OTC Bulletin Board. Until our shares are quoted on the OTC Bulletin Board, the selling stockholders will sell at a price of $1.00 per share. If we are successful in having our shares traded on the OTC Bulletin Board, the selling stockholders will be able to sell the shares offered by this prospectus in one or more transactions at prevailing market prices or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o     any other method permitted pursuant to applicable law.

      The selling stockholders and their successors, including their transferees, pledgees or donees or their successors-in-interest, may sell the common shares directly to a purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. Neither the selling stockholders nor InCard can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

      The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

      The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

      Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

      We have agreed to keep this prospectus effective until the earlier of (i) October 18, 2006, (ii) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (iii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

      Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                LEGAL PROCEEDINGS

      We are not a party to any material legal proceeding, nor to the knowledge of management, are any legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.

                                   MANAGEMENT

      The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      INITIAL ELECTION OR
              NAME                       AGE                       POSITION HELD                        APPOINTMENT DATE
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
  Alan Finkelstein                 54                 Chairman, President, Chief Executive              November 22, 2003
                                                      Officer and Secretary
---------------------------------------------------------------------------------------------------------------------------------
  Bennet Lientz, Jr.               35                 Chief Financial Officer                           July 6, 2004
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      INITIAL ELECTION OR
              NAME                       AGE                       POSITION HELD                        APPOINTMENT DATE
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
  Murdoch Henretty                63                 Chief Technology Officer                           November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------
  John A. Ward, III               58                 Director                                           November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------
  Donald Joyce                    53                 Director                                           November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------
  Charif Souki                    51                 Director                                           November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------
  George Hoover                   57                 Director                                           November 22, 2003
--------------------------------------------------------------------------------------------------------------------------------

      Messrs. Finkelstein and Lientz provide their services as executive officers on a full-time permanent basis. Mr. Henretty provides his services on a part-time basis. On average, Mr. Henretty devotes between 5-25% of his time to InCard depending upon the nature of the projects he is working on.

      There are no family relationships between any two or more of our directors or executive officers. Our executive officers are appointed by our board of directors and serve at the board's discretion. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

      None of our directors or executive officers has, during the past five years,

      o had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

      o been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

      o been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

      o been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

BUSINESS EXPERIENCE

      ALAN FINKELSTEIN, one of our founders, has served as our Chairman, President, Chief Executive Officer and Secretary since December 2002 and as director since our inception in November 2002. Prior to November 2002, Mr. Finkelstein was a sole proprietor. He invented the LensCard and developed it from conceptualization in 1991 through design, patent acquisition, the formulation of a marketing strategy and issuance to credit card companies commencing in October 1998. Mr. Finkelstein serves as a member on the Joint Technical Committee on Information Technology for the International Organization of Standardization (ISO). Since 2000, he has served on the International Electrotechnical Commission (IEC). He is also a member of the National Committee for Information Technology Standards, the U.S. subgroup of the ISO and the IEC.

      BENNET LIENTZ, JR. has served as our Chief Financial Officer since July 2004. From January 2003 through November 2003, Mr. Lientz served as the Vice President, Finance of TJR Industries, Inc., a company that produces trade shows for the woodworking industry. From December 2000 through June 2002, Mr. Lientz served as Interim Chief Financial Officer and Chief Financial Officer of Digital Lava. From January 2000 to November 2000, Mr. Lientz served as the Chief Financial Officer of Harvest Solutions, Inc., a service provider of Internet tracking and reporting software solutions for companies. From February 1999 to October 1999, Mr. Lientz served as Controller for Rainmaker Digital Pictures, a subsidiary of Rainmaker Entertainment Group, a post production and visual effects company. From February 1998 through February 1999, Mr. Lientz served as Assistant Controller for Digital Domain, Inc., a provider of visual effects for commercial and film production. During 1996 and 1997, Mr. Lientz worked as an independent forensic accountant and financial consultant. Mr. Lientz previously worked as a senior associate at Coopers & Lybrand, LLP and internal auditor for California Federal Bank, Inc. He is a licensed Certified Public Accountant and an attorney in the State of California. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

      MURDOCH HENRETTY has served as our Chief Technology Officer since November 2003. From July 1983 to March 2003, Mr. Henretty was the Director of Product Manufacturing & Secure Technology at Visa International Services Association
(VISA). During his tenure with VISA, he oversaw the physical security at vendor facilities for the global operation of the VISA Vendor Program and was responsible for its growth from 70 to over 250 vendors. Mr. Henretty's innovative programs at VISA have included the set-up of a card counterfeit recovery unit, the initiation of global counterfeit recognition programs, and the introduction of advanced security printing technologies and holographics. In addition to launching many more authentication and security programs, Mr. Henretty was VISA's representative to the International Organization of Standardization (ISO) and the American National Standards Institute (ANSI), and was the Chairman of the Europay MasterCard VISA (EMV) Working Group for the development of a global Vendor Security Standards Manual. From 1991 through 1995, Mr. Henretty was also the Chairman of the T/Checque Fraud Control Association Working Group that included representatives from the security printing industry and issuing authorities. Representatives from industry included, Thomas De La Rue, American Banknote, Gieseke & Devrient, Arjomarie and Portals Paper, Leonard Kurz, and representatives from the issuing authorities included, VISA, Amex, MasterCard, Thomas Cook, Citicorp, and Barclay's Bank. During this period he led the team in the development of industry standards to protect security documents (mainly travelers checks and passports) against replication by color copying and patented a method and apparatus for recording magnetic information on travelers checks. During the time period 1998 through 2002 Mr. Henretty was a member of the Bank Card Fraud Control Association and played a leading roll in educating law enforcement in counterfeit recognition and the development of a global counterfeit recognition program for financial cards. Members of this group included the US Secret Service, Hong Kong Police, Royal Mounted Canadian Police, Metropolitan Police and Interpol. During this period Mr. Henretty introduced a global program that provided law enforcement with information for cross-border tracking of counterfeit activity by organized crime groups. Prior to working for VISA, Mr. Henretty was responsible for technical sales at Jeffries Banknote Company and acted as a consultant for the Central Bank of the Philippines during the initial operation of their Gold Refinery, Mint and Security Printing Plant. He was graduated from the Imperial Chemical Industries (ICI) in Scotland with a degree in Work Study and Industrial Engineering, and also received a diploma in Business Management from the British Institute of Management.

      JOHN A. WARD, III has served as our director since November 2003. Mr. Ward is a retired Chairman and CEO of the American Express Bank where he served as CEO and Chairman from January 1996 to September 2000 and President of the Travelers Cheque Group where he served from April 1997 to September 2000. Prior to joining American Express, Mr. Ward served as Executive Vice President of the Chase Manhattan Bank, a financial services provider, as well as Chief Executive Officer of Chase Bankcard Services. Mr. Ward serves on the Boards of Rewards Network, Primus Guaranty Ltd., and CoActive Marketing Group. He received a B.S. in Economics and Finance from Boston College.

      DR. DONALD JOYCE has served as our director since November 2003. Since April 2001, Dr. Joyce has been Deputy Director of the University of Chicago Argonne National Laboratory. From June 6, 2000 to February 2001, Dr. Joyce served as Chief Technology Officer for Technology Connect, a technology consulting firm in Massachusetts. From May 1999 to June 2000, he served as Senior Vice President of JDH Technologies, LLC, a software company. Prior to May 1999, Dr. Joyce served as President of Muhlbauer Inc., an equipment supplier to the semiconductor, circuit board assembly and smart card industries. Dr. Joyce received a Ph.D. in Physics from the College of William and Mary and a B.A. in Physics from the University of Colorado.

      GEORGE W. HOOVER, II has served as our director since November 2003. Mr. Hoover has been a partner in the intellectual property law firm of Blakely Sokoloff Taylor & Zafman, LLP since 1992. Prior to entering the legal profession, Mr. Hoover was with Hughes Aircraft Company for fifteen years as an engineer and manager engaged in the design and development of aerospace electronic systems. Mr. Hoover received a B.S. in Engineering-Physics from the University of California at Berkeley, an M.B.A. from the University of California at Los Angeles and a J.D. (magna cum laude) from Loyola Law School (Los Angeles).

      CHARIF SOUKI has served as our director since November 2003. Mr. Souki co-founded and has served as Chairman of the Board of Cheniere Energy, Inc., a public company, since 1999, and as its President and director from 1997 and 1996, respectively. Mr. Souki has over 20 years of independent investment banking experience in the industry and has specialized in providing financing for microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki received a B.A. from Colgate University and a M.B.A. from Columbia University.

      Our board of directors currently consists of five members. Upon completion of this offering, our bylaws will provide that our directors will be elected at each annual meeting of the stockholders. Their term of office will run until the next annual meeting of the stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

      No individual on our board of directors possesses all of the attributes of an audit committee financial expert and no one on our board of directors is deemed to be an audit committee financial expert. In forming our board of directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Mr. Lientz, our Chief Financial Officer, serves as our financial expert regarding generally accepted accounting principals and general application of such principles in connection with the accounting for estimates and accruals, including an understanding of internal control procedures and policies over financial reporting, and maintains sufficient experience preparing auditing, analyzing or evaluating financial statements in such depth and breadth as may be required of an audit committee financial expert. However, Mr. Lientz is not an elected director of the company. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our board of directors, however, we are not, at this time, able to compensate such a person. Therefore, we may find it difficult to attract such a candidate.

DIRECTOR OF COMPENSATION

      Directors do not currently receive compensation for their services as directors, but we plan to reimburse them for reasonable expenses incurred in attending board meetings. On October 12, 2004, we granted Messrs. Souki, Hoover, Joyce and Ward options to purchase 50,000, 50,000, 50,000 and 250,000 shares of our common stock, respectively, at $1.00 per share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following tables set forth certain information regarding beneficial ownership of our securities as of October 11, 2004 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise stated, their address is c/o Innovative Card Technologies, Inc., 11601 Wilshire Boulevard, Suite 2160, Los Angeles, California 90025.

      We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws. As of October 11, 2004, there were 8,050,000 shares of common stock and 2,100,000 shares of series A preferred stock issued and outstanding. With respect to the table entitled "Common Stock" below, we have based our calculation of the percentage of beneficial ownership of 10,150,000 shares of common stock outstanding, on an as-converted basis.

      In computing the number of shares of common stock beneficially owned by a person and the percent ownership of that person, we deemed outstanding shares of common stock subject to warrants held by that person that are currently exercisable or exercisable within 60 days of October 11, 2004. We did not deem these shares outstanding for purposes of computing the percent ownership of any other person.

                                  COMMON STOCK

-------------------------------------------------------------------------------------------------------------------------
                                                                 NUMBER OF SHARES OF                 PERCENTAGE OF
NAME OF DIRECTOR, OFFICER AND BENEFICIAL                            COMMON STOCK                 OUTSTANDING SHARES OF
               OWNER                                             BENEFICIALLY OWNED                  COMMON STOCK
-------------------------------------------------------------------------------------------------------------------------
Named Executive Officers and Directors:
---------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Alan Finkelstein                                                       2,599,197                                    25.6%
-------------------------------------------------------------------------------------------------------------------------
Bennet Lientz, Jr.                                                           ---                                       *
-------------------------------------------------------------------------------------------------------------------------
Murdoch Henretty                                                             ---                                       *
-------------------------------------------------------------------------------------------------------------------------
John A. Ward, III                                                            ---                                       *
-------------------------------------------------------------------------------------------------------------------------
Donald Joyce                                                                 ---                                       *
-------------------------------------------------------------------------------------------------------------------------
Charif Souki(1)                                                          160,000                                     1.6%
-------------------------------------------------------------------------------------------------------------------------
George Hoover                                                                ---                                       *
-------------------------------------------------------------------------------------------------------------------------
Five Percent Stockholders of Common Stock:
------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Luc Berthoud(2)                                                        1,435,000                                    14.1%
-------------------------------------------------------------------------------------------------------------------------
Forest Finkelstein                                                     1,027,500                                    10.1%
-------------------------------------------------------------------------------------------------------------------------
Diana Derycz-Kessler(3)                                                  625,000                                     5.9%
-------------------------------------------------------------------------------------------------------------------------
Paul Kessler(4)                                                          950,000                                     9.0%
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                                 NUMBER OF SHARES OF                 PERCENTAGE OF
NAME OF DIRECTOR, OFFICER AND BENEFICIAL                            COMMON STOCK                 OUTSTANDING SHARES OF
               OWNER                                             BENEFICIALLY OWNED                  COMMON STOCK
-------------------------------------------------------------------------------------------------------------------------
Bradley Ross(5)                                                        1,136,372                                    11.2%
-------------------------------------------------------------------------------------------------------------------------
Elmsmere Group Ltd.(6)                                                   700,000                                     6.5%
-------------------------------------------------------------------------------------------------------------------------
Freemont Trading Ltd.(7)                                                 700,000                                     6.5%
-------------------------------------------------------------------------------------------------------------------------

All Officers and Directors as a Group (7 persons)(1)                   2,759,197                                    27.1%
----------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

----------
* Less than one percent beneficially owned.

(1) Includes 50,000 shares held by Mr. Souki's wife, Rita Souki, and 10,000 shares held by Mr. Souki's daughter, Lina Souki. Mr. Souki disclaims beneficial ownership of the shares held by Rita and Lina Souki.

(2)  Includes  750,000  shares  of common  stock  held by Merco  Trustees  (BVI)
Limited, as Trustees of Berthoud Family Trust. The business address for Luc Berthoud is Ebel Strasse 46, 8044 Zurich, Switzerland.

(3) Includes a warrant to purchase 375,000 shares of common stock at an exercise price of $1.00 per share. The business address for Diana Derycz-Kessler is c/o Bristol Capital Advisors, LLC, 10990 Wilshire Blvd., Suite 1410, Los Angeles, CA 90024.

(4) Includes a warrant to purchase 375,000 shares of common stock at an exercise price of $1.00 per share. Also includes 325,000 shares held by Bristol Investment Fund, Ltd. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over these securities, of which he disclaims beneficial ownership. The business address for Paul Kessler is c/o Bristol Capital Advisors, LLC, 10990 Wilshire Blvd., Suite 1410, Los Angeles, CA 90024.

(5) Includes 10,000 shares held by Mr. Ross's daughter, Raquel Ross, of which Mr. Ross disclaims beneficial ownership. Mr. Ross's business address is c/o Bemel & Ross, 11601 Wilshire Blvd., #2160, Los Angeles, California 90025.

(6) Includes a warrant to purchase 700,000 shares of common stock at an exercise price of $1.00 per share. The business address of Elmsmere Group Ltd. is Postbus 10820 Amsterdam, Netherlands EV 1001.

(7) Includes a warrant to purchase 700,000 shares of common stock at an exercise price of $1.00 per share. The business address for Freemount Trading Ltd. is P.O. Box 438 -- Road Town/Tortola British Virgin Islands.

                            SERIES A PREFERRED STOCK

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                             PERCENTAGE OF
                                                               NUMBER OF SHARES OF SERIES                OUTSTANDING SHARES OF
NAME OF DIRECTOR, OFFICER AND BENEFICIAL                            A PREFERRED STOCK                      SERIES A PREFERRED
               OWNER                                              BENEFICIALLY OWNED(1)                         STOCK(2)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Named Executive Officers and Directors:
---------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Alan Finkelstein                                                                   75,000                                 3.6%
-------------------------------------------------------------------------------------------------------------------------------
Bennet Lientz, Jr.                                                                    ---                                    *
-------------------------------------------------------------------------------------------------------------------------------
Murdoch Henretty                                                                      ---                                    *
-------------------------------------------------------------------------------------------------------------------------------
John A. Ward, III                                                                     ---                                    *
-------------------------------------------------------------------------------------------------------------------------------
Donald Joyce                                                                          ---                                    *
-------------------------------------------------------------------------------------------------------------------------------
Charif Souki(3)                                                                   160,000                                 7.6%
-------------------------------------------------------------------------------------------------------------------------------
George Hoover                                                                         ---                                    *
-------------------------------------------------------------------------------------------------------------------------------
Five Percent Stockholders of Preferred Stock:
---------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Bristol Investment Fund, Ltd.(4)                                                  325,000                                15.5%
-------------------------------------------------------------------------------------------------------------------------------
John M. Macaluso Revocable Trust UDT                                              200,000                                 9.5%
9/5/97(5)
-------------------------------------------------------------------------------------------------------------------------------
J. Steven Emerson(6)                                                              200,000                                 9.5%
-------------------------------------------------------------------------------------------------------------------------------
Bradley Ross(7)                                                                   170,000                                 8.1%
-------------------------------------------------------------------------------------------------------------------------------
All Officers and Directors as a Group (7 persons)                                 245,000(3)                             11.7%
-------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

--------
* Less than one percent beneficially owned.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) We have based our calculation of the percentage of beneficial ownership upon 2,100,000 shares of series A preferred stock issued and outstanding as of October 11, 2004.

(3) Includes 100,000 shares of series A preferred stock; 50,000 shares of Series A Preferred Stock held by Mr. Souki's wife, Rita Souki, and 10,000 shares of series A preferred stock held by Mr. Souki's daughter, Lina Souki. Mr. Souki disclaims beneficial ownership of the shares held by Rita and Lina Souki.

(4) Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over these securities. Mr. Kessler disclaims beneficial ownership of these securities. The address for Bristol Investment Fund, Ltd. is Caledonian House, Jennett Street, George Town, Grand Cayman, Cayman Islands.

(5) The address for the John M. Macaluso Revocable Trust UDT 9/5/97 is 2140 W. 139th Street, Gardena, California 90249.

(6) The address for J. Steven Emerson is c/o Bear Stearns Securities Corp. custodian for J. Steven Emerson IRA ROI, 1999 Avenue of the Stars, #2530, Los Angeles, California 90067.

(9) Includes 10,000 shares of series A preferred stock held by Mr. Ross's daughter, Raquel Ross, of which Mr. Ross disclaims beneficial ownership. Mr. Ross's business address is c/o Bemel & Ross, 11601 Wilshire Blvd., #2160, Los Angeles, California 90025.

CHANGE OF CONTROL

      To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the company.

                            DESCRIPTION OF SECURITIES

GENERAL

      We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

COMMON STOCK

      The securities being offered by the selling stockholders are shares of our common stock. Prior to this offering there has been no public or private trading market for our common stock.

      As of October 18, 2004, there were issued and outstanding, on an as-converted basis, 10,893,500 shares of common stock that were held of record by 65 stockholders.

      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

      Please review our certificate of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

      The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

PREFERRED STOCK

      As of October 18, 2004, we had 2,843,500 shares of series A preferred stock outstanding. Upon the effectiveness of the registration statement that contains this prospectus, all outstanding shares of preferred stock will be converted into common stock. Thereafter, pursuant to our certificate of incorporation, as amended, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock. Our board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of InCard or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

WARRANTS

      As of October 18, 2004, there were outstanding warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share. The warrants are immediately exercisable. Of the 2,400,000 shares, the right to purchase 100,000 shares will expire 60 days after the effective date of the registration statement registering the underlying shares, and thereafter, the right to purchase an additional 100,000 shares will expire each month thereafter for the next nine months. In any event, the remaining 1,400,000 warrants will expire on September 5, 2006. If there is no effective registration statement registering the underlying shares by May 5, 2005, these warrants contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by our board of directors.

      The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

      The financial statements included in this prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

      The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP. Richardson & Patel LLP owns 50,000 shares of our common stock, which are being registered for sale under this prospectus.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

      o     for any breach of their duty of loyalty to us or our stockholders;

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

      o for any transaction from which the director derived an improper personal benefit.

      In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

      These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

                             DESCRIPTION OF BUSINESS

HISTORY AND DEVELOPMENT OF THE COMPANY

      We were incorporated on November 22, 2002 as a Delaware corporation, and changed our name from LensCard Corporation to Innovative Card Technologies, Inc. on June 25, 2004. Since inception, our primary business focus has been and continues to be research and development and marketing of power-based card enhancements for the credit card industry. Through June 30, 2004, our operations included research and development of our products, development of intellectual property, designing and building prototype materials, and forming arrangements for marketing and manufacturing our products under development.

      In 1998, Universal Magnifier LLC, a California limited liability company, was founded by Alan Finkelstein, the inventor of the LensCard, and Luc Berthoud for the purpose of licensing the LensCard in the United States. In January 1999, Universal Magnifier LLC merged into LensCard US LLC, a Delaware limited liability company that was organized on January 7, 1999 for the purpose of changing Universal Magnifier's name and place of organization. In 1995, Universal Magnifier International Limited, an international business company under the laws of the British Virgin Islands, was founded for the purpose of licensing the LensCard worldwide other than the United States. In October 1998, Universal Magnifier International Limited changed its name to LensCard International Limited. In exchange for the rights to exploit the LensCard patents, trademarks and related intangibles, LensCard US LLC and LensCard International Limited agreed to make royalty payments to Alan Finkelstein and Bradley Ross.

      On April 2, 2004, Alan Finkelstein, Bradley Ross and Michael Paradise, who owned one percent of Mr. Finkelstein's interest in the royalty payments, collectively transferred their rights to the royalty payments to us in exchange for an aggregate of 5,500,000 shares of our common stock. We then immediately transferred these royalty rights to PSACo, Inc., a Delaware corporation, in exchange for 25,000 shares of PSACo's common stock, or all of its outstanding common stock, causing PSACo to become our wholly owned subsidiary. As of June 30, 2004, these royalty payments accounted for 100% of our revenue on a consolidated basis.

      On April 6, 2004, LensCard US LLC exchanged all of its outstanding membership interests with us for 1,000,000 shares of our common stock. Effective April 6, 2004, LensCard International Limited merged with and into our company. As a result of this reorganization and merger, we own the intellectual property rights to the LensCard and are obligated to make payments related to these rights to PSACo, our wholly owned subsidiary.

OUR BUSINESS

      We are a development stage company focused on researching, developing and marketing technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers. Our research shows that our first product, the LensCard, or a card embedded with a small magnifying lens, significantly reduced credit card issuers' attrition rates when marketed to 40-65 year-old customers. To date, we have received royalties from sales of 1.4 million LensCards and have generated limited revenues that derive from these sales pursuant to licensing agreements, most of which have terminated. At this time, we do not intend to renew these licensing agreements. After discovering the possibility of placing power into an ISO compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. Since 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to plastic payment cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We believe that our power inlay technology will provide an operating platform creating a new market and business opportunities for credit card issuers and increase their overall profitability through various card enhancements.

      On May 26, 2004, we entered into a mutually exclusive strategic alliance agreement with VISA with respect to our power-enabled card technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. Our relationship with VISA is more fully described in the section of this prospectus entitled "Business - Visa International." We anticipate making our first power-based card enhancement, the LightCard, available for issuance by early 2005.

THE MARKET FOR CARD ENHANCEMENTS

      The United States is the largest and most competitive credit card market in the world, with at least 674 million credit cards in circulation. In 2000 there were over 2 billion credit cards circulating worldwide. There are over twenty-two thousand institutions that issue credit cards, including banks through MasterCard and VISA, American Express, Diners Club, oil companies, credit unions, and retailers. Issuers of major credit cards and charge cards backed by VISA, MasterCard, American Express, Discover, and Diner's Club have about 1.9 billion cards in circulation worldwide. In addition to the 674 million credit cards in circulation in the United States, there were approximately 50 million oil company cards and 582 million retail cards in circulation in 2000.

      As the United States market for credit cards has become nearly saturated and highly competitive, it is now difficult for issuers to acquire new customers and to retain existing customers. Card issuers are looking for card enhancements that decrease attrition rates, increase retention rates, increase cardholders' loyalty, bolster the strength of the card issuer's brand, increase cardholders' privacy protections, lower the costs of marketing and technology that reduces fraud.

OUR POWER INLAY TECHNOLOGY AND FUTURE PRODUCTS

      Our power inlay technology will integrate a battery, circuit, switch and output device into an ISO compliant financial card or other information-bearing plastic card. It will be used as an operating system to add different applications that require power into standard, shaped, or mini cards. There are multiple applications that could use our power inlay technology, including light, sound, display screens, security and other anti-fraud measures. We have developed a process for imbedding our power inlay technology into a payment card that meets ISO standards. ISO standards are requirements for issuing payment cards that all credit card issuers must comply with. To our knowledge, there are no other currently available methods of placing power into an ISO compliant credit card.

      We are currently developing products using our power inlay technology, and expect to make one of them available during the next 12 months. This includes:

LightCard

      The LightCard will be our first card enhancement that will incorporate our power inlay technology. It will emit light, similar to a mini flashlight, upon pressing a recessed button located on the front or back of the card. The LightCard will comply with ISO and VISA standards and will work at any ATM or point-of-service terminal. The light will be available in a variety of colors and intensity. It can be designed to illuminate when the card is swiped and incorporated into minicards and shaped cards, including gift cards. It may also be used to enhance graphic designs of cards. We expect to make the LightCard available for issuance by early 2005.

      We are currently in the process of developing the following products, and it is our long-term objective to make these products available to the credit card market:

Encrypted SoundCard

      We are currently developing an arrangement with a manufacturer of acoustic encryption technology to potentially embed their technology into an ISO compliant financial card using our power inlay technology. We are also exploring other potential uses for the acoustic encryption technology. We have had preliminary meetings with a national laboratory and are initiating a pilot program with them to test the encryption technology.

SoundCard

      The SoundCard will enable cardholders to add personal pre-recorded messages to gift cards whenever the cardholder presses a switch located on the surface of the card. We are developing the technology to enable cardholders to call a toll free number and record personal messages on a gift card. The SoundCard will also enable credit card issuers to add a pre-recorded sound to their payment cards. We believe that introducing sound to payment cards will enable issuers to add an acoustic brand to complement a visual one, or promote co-brand or loyalty programs.

DisplayCard

      The DisplayCard will enable issuers of payment cards that contain computer chips to add a small, battery-powered display screen to the surface of the card. This screen would enable the cardholder to see a multitude of transaction information, including last transaction, current balance on a prepaid card or currency conversion of a presented bill. The DisplayCard will also enable credit card issuers or merchants to display non-financial information that may promote loyalty programs or loyalty points.

SecureCard

      The SecureCard will be our first card to use power to enhance security and fraud protection. The power inlay technology in the SecureCard will enable counterfeit cards to be identified when the card is swiped at point of sale locations. The power inlay technology will also be able to disable the SecureCard if the chip embedded within the card is tampered with.

VISA INTERNATIONAL

      On May 26, 2004, we entered into a mutually exclusive strategic alliance agreement with Visa International Services Association with respect to our power-enabled technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. VISA has agreed to work with its regional offices and encourage them to promote our power-enabled card technologies to their member banks. It will, at its own cost, develop a promotional brochure for our technologies and provide it to its regional offices in connection with its development of a region-specific marketing program. We have agreed to cooperate with VISA in this marketing venture program, at our own cost, and attend presentations to the regional offices and member banks, which VISA has agreed to facilitate during the first six months. We have also agreed to provide VISA, its regional offices and member banks our technologies and to work with member banks directly in the event that they have special development requests. Under the terms of the agreement, we retain our intellectual property rights in the power inlay technology and any derivative works. The mutual exclusivity provisions terminate on the two-year anniversary of the first member bank's launch of our power-enabled card technologies. During the exclusivity period, VISA will not enter into a similar agreement with any other party to develop or promote power-enabled cards, and we will not provide our power inlay technology to American Express, MasterCard, Europay, JCB, Diners Club, Carte Blanche and Discover. This agreement terminates on April 30, 2007. Either party may terminate the agreement earlier in the event of a material default by the other party, if the default is not cured within 30 days, or within 30 days if the other party becomes insolvent or ceases to continue its business for fourteen days. We can also terminate the agreement at any time if VISA and its regional offices do not provide us with an opportunity to demonstrate our technology to at least ten significant member banks within the first twelve months of the agreement, after providing them with 30 days to meet this requirement. In addition, VISA can terminate the agreement at any time, after giving us 30 days to remedy, if we have not met standards of quality, timeliness or customer service in providing our technology to its regional offices or member banks.

THE LENSCARD PRODUCT

      We issued our first product, the LensCard, to the credit card market in October 1998. The LensCard is a payment card embedded with a small magnifying lens that enlarges type more than three times normal size. Our research indicates for the first two years during which the LensCard was issued, 8 percent of existing cardholders ages 40 to 65 who were solicited by mail requested a LensCard. We believe that this rate of response is 2 to 3 times greater than is typically elicited by credit card issuers to these types of mailings. Our research also shows that the LensCard significantly reduced credit card issuers' attrition rates when marketed to 40-65 year-old customers.

      The LensCard meets the credit card industry's standards, including standards for flexibility, durability, security, and readability, and has been approved by all authorities regulating the manufacture of credit cards, including but not limited to the International Organization of Standardization, the National Committee for Information Technology Standards, the American National Standards Institute, MasterCard, and VISA. It is compatible with other credit card industry technologies and features, including "chip" cards.

      Presently, we have no plans to further market or sell the LensCard.

RESEARCH AND DEVELOPMENT

      We currently conduct research and early stage development activities in-house, and with an outside laboratory. We retain title rights to all improvements or enhancements to our technology developed by or worked on by the outside laboratory. Mr. Finkelstein, our chief executive officer, is responsible for development of the power inlay technology and new product concepts. We have purchased materials and components for our products under development from a number of technology companies. We continue research on the LightCard, DisplayCard, Encrypted SoundCard, SoundCard and SecureCard, and expect our first power-based card enhancement, the LightCard, to be completed by early 2005. We spent approximately $51,000 for research and development in 2002 and $102,000 in 2003.

INTELLECTUAL PROPERTY

      We rely on a combination of patent, trademark and trade secret laws as well as confidentiality procedures and contractual provisions to protect our proprietary technology. We currently own eight U.S. patents and 16 foreign patents. All of these patents apply to the LensCard, except for one U.S. patent that applies to a wallet card with a magnifying lens and light. We have four additional U.S. patent applications pending that apply to our power inlay technology as described in more detail below, and 17 foreign patent applications pending relating to the LensCard. The duration of the U.S. patents generally is 20 years from the date the original application was filed. We are unable to state at this time how long the United States patent review process will take and are unable to give any assurances that the patents will be granted.

                           PENDING PATENT APPLICATION

----------------------------------------------------------------------------------------------------------------------
                             TITLE                                     SERIAL NO.                    FILING DATE
----------------------------------------------------------------------------------------------------------------------
  Wallet Card with a Built-In Light                                    10/167,259                   June 11, 2002
----------------------------------------------------------------------------------------------------------------------
  Transaction Card with Annunciator                                    10/213,475                   August 6, 2002
----------------------------------------------------------------------------------------------------------------------
  Method for Making a Financial Transaction Card with                  10/300,168                 November 20, 2002
  Embedded Electronic Circuitry
----------------------------------------------------------------------------------------------------------------------
  Transaction Card with Recorded Sound                                 10/300,556                 November 20, 2002
----------------------------------------------------------------------------------------------------------------------

      We currently have a trademark registered for the LensCard in the United States. We also have additional marks, including InCard and InCard Technologies, for which registration is pending.

      From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

MANUFACTURING

      Our strategy is to outsource the manufacturing of the products we develop. This outsourced manufacturing will be carried out primarily in the United States. The power inlay technology will be built by a domestic manufacturer pursuant to our instructions. After the power inlays are manufactured, they will then be sent to payment card manufacturers with offices located throughout the world. The card manufacturers using our method of incorporating the power inlay technology, will be instructed on how to manufacture the ISO compliant credit card with the power inlay technology. At which point, the card manufacturers will be able to finish the production of the payment card, print or personalize.

      Most of the components used to produce our products will be standard parts that will be available from multiple supply sources at competitive prices. If any of these supply sources becomes unavailable, we believe that we would be able to secure alternate supply sources within a short period of time and with minimal or no disruption.

      We have begun testing the manufacturing method in a laboratory setting. For instance, we have proven in the laboratory the process of making the power or battery inlays and incorporating them into an ISO compliant payment card for card manufacturers. We have also achieved a significant milestone towards achieving mass production of our power inlay technology by successfully producing in the laboratory 24 battery inlays per manufactured sheets of 24 ISO compliant payment cards. This is significant because it may enable us to start mass production in early 2005. We estimate that these initial mass production quantities would be 150,000 cards per month. We may be able to increase the amount to 500,000; however, this will take approximately six months and the placement of a purchase order from us to the card manufacturer. Although further testing and additional capital is required, we anticipate completing development of the manufacturing process in early 2005.

COMPETITION

      Our principal competitors in the credit card market include American Express, which markets the Blue Card; Discovery, which markets the 2GO Card; and Bank of America, which markets a minicard. Many of our competitors are substantially larger than we are and have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources. These competitors may also be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with products that may provide additional features or that may be introduced earlier than our products. We attempt to differentiate our company from our competitors by working to produce innovative card enhancements and developing products with appealing functions. We cannot assure you that we will be able to compete successfully with our existing or new competitors. If we fail to compete successfully against current or future competitors, our business could suffer.

GOVERNMENT REGULATION AND PROBABILITY OF AFFECTING BUSINESS

      The development of our products is generally not subject to government regulation. However, because we intend to market our products in countries other than the United States, importation and exportation regulations may impact our activities. A breach of these laws or regulations may result in the imposition of penalties or fines, suspension or revocation of licenses. We are not currently involved in any such judicial or administrative proceedings and believe that we are in compliance with all applicable regulations.

      Although it is impossible to predict with certainty the effect that additional importation and exportation requirements and other regulations may have on future earnings and operations, we are presently unaware of any future regulations that may have a material effect on our financial position, but cannot rule out the possibility.

EMPLOYEES

      We have five full-time employees, including our Chief Executive Officer and Chief Financial Officer. We utilize the services of our part-time Chief Technology Officer to assist us with production matters. None of our employees is represented by a collective bargaining agreement, and we have never experienced any work stoppage. We consider our relationships with our employees to be good.

                       MANAGEMENT DISCUSSION AND ANALYSIS

      The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

      Our predecessor entities were founded in 1995 and 1998 by Alan Finkelstein, the LensCard inventor. We commenced sales of the LensCard in 1998. Since our inception in 2002, we have invested significant resources into research and development and marketing of other credit card based technologies. We believe that our success depends upon building superior credit card enhancements that decrease attrition rates, increase retention rates, increase cardholders' loyalty, bolster the strength of the card issuers' brand, increase cardholders' privacy protections, lower the costs of marketing and technology that reduces fraud.

      Since inception, we have been unprofitable. We incurred net losses of $703,349 in 2002 and $977,155 in 2003. As of June 30, 2004, we had an
accumulated deficit of $3,367,088. As a company in the early stage of development, our limited history of operations makes prediction of future operating results difficult. We believe that period to period comparisons of our operating results should not be relied on as predictive of our future results.

      We are a development stage company focused on researching, developing and marketing technology-based card enhancements primarily for the credit card market. Since 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to ISO compliant cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We have generated limited revenues that derive from licensing agreements of our LensCard product, most of which have terminated. At this time, we have no plans to renew these agreement or to further market or sell the LensCard.

      We believe that a majority of our customers for our power inlay technology will come from our relationship with VISA. On May 26, 2004, we entered into an agreement with VISA with respect to our power-enabled card technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and major banks.

      Our capital requirements for the next 12 months, as they relate to retaining and obtaining key personnel, further research and development relating to the production of our power inlay technology, and purchasing necessary equipment for production, have been and will continue to be significant. Our future cash requirements and the adequacy of available funds will depend on many factors, including the pace at which we are able to launch our products, whether or not a market develops for our products and, if a market develops, the pace at which we are able to produce ISO compliant cards in significant amounts.

      As of June 30, 2004, we have funded our operations through loans in the amount of $691,683 from a bank, accounts payable due to Forest Finkelstein in the amount of $128,974, a series A preferred stock offering whereby we raised $1,380,000, which includes the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004. On June 22, 2004, we issued 275,000 shares of series A preferred stock to related parties in a conversion of $275,000 in advances owed to them. During the next 12 months, we intend to raise capital through an offering of our securities or from additional loans. We cannot guarantee that financing will be available to us, on acceptable terms or at all. If we do not earn revenues sufficient to support our business and we fail to obtain other financing, either through an offering of our securities or by obtaining additional loans, we may be unable to maintain our operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

      Revenue recognition. We recognize revenues in accordance with SEC Staff Accounting Bulletin No. 104, or SAB 104. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured.

      We generate revenue from one source: licensing of the LensCard to various credit card issuers. The LensCard is composed of a credit card with a small magnifying lens embedded into the card. We sell time-based licenses to various credit card issuers. We recognize royalties attributable to these time-based licenses as they are sold to the credit card issuers' customers. Royalty revenue is recognized when each LensCard is sold by an issuer in accordance with SAB 104.

      Deferred revenue is recorded when the payments from the credit card issuers are received by us prior to the sale of the LensCard to the credit card issuers' customers.

      Accounts receivable allowances. Because our sales to date have been to large credit card issuers, we have experienced very few issues surrounding payment for products and services. Consequently, we have no allowances for doubtful accounts. We perform a regular review of our customer activity and associated credit risks and do not require collateral from our customers.

RESULTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2003 AND 2004

      Revenue. Revenue consists of royalties from the LensCard.

      Total revenue decreased from $29,876 for the six months ended June 30, 2003 to $17,024 for the six months ended June 30, 2004. The decrease resulted primarily from fewer royalties of the LensCard.

      General and Administrative. General and administrative expense consists of professional fees, consulting fees, travel expense, administrative fees and depreciation expense.

      General and administrative expense increased from $352,951 for the six months ended June 30, 2003 to $525,757 for the six months ended June 30, 2004. General and administrative expense increased primarily due to legal fees incurred in connection with establishing our intellectual property rights. We anticipate that general and administrative expense will increase in absolute dollars as we incur increased costs associated with operating as a public company.

      Research and Development. Research and development expense consists primarily of costs relating to the development of new credit card enhancements.

      Research and development costs increased from $44,725 for the six months ended June 30 to $158,713 for the six months ended June 30, 2004 due to increased research and development of the LightCard. We expect our consulting expense to increase in absolute dollars as we continue to invest in developing new credit card enhancements.

      Interest expense. Interest expense increased from $5,739 in the second quarter of 2003 to $6,326 in the second quarter of 2004 due to the payment of interest on additional notes payable.

YEARS ENDED DECEMBER 31, 2002 AND 2003

      Revenue. Total revenue increased from $29,207 in 2002 to $58,136 in 2003. These increases resulted primarily from increased royalties received from the LensCard.

      General and Administrative. General and administrative expense increased from $678,902 in 2002 to $889,693 in 2003. General and administrative expense increased primarily due to costs of establishing our offices and hiring additional employees.

      Research and Development. Research and development expense increased from $50,962 in 2002 to $102,328 in 2003. The increase related to additional resources being spent on developing the LightCard and other credit card enhancements.

      Interest expense. Interest expense increased from $2,777 in 2002 to $42,273 in 2003. The increase in 2002 over 2003 was due primarily to interest expense from note payables issued by us during 2003.

LIQUIDITY AND CAPITAL RESOURCES

      As of June 30, 2004, we had a cash balance of $311,543. Since our inception, we have incurred significant losses, and as of June 30, 2004 we had an accumulated deficit of $3,367,088. We have not achieved profitability and anticipate that we will continue to incur net losses for the foreseeable future. We expect that our research and development and general and administrative expenses will increase, and as a result we will need to generate significant revenue to achieve profitability.

      To date, our operations have been funded through bank loans in the amount of $691,683. As of June 30, 2004, we had an accounts payable due to a related party, Forest Finkelstein, of $128,974.

      On December 23, 2003, we entered into a Securities Purchase Agreement with Bristol Capital, LLC under which we were to sell 500,000 shares of our common stock at a price per share of $0.10 and warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share in exchange for $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to us and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of our series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, we received $50,000 from Bristol Capital, LLC and issued 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock pursuant to the Securities Purchase Agreement.

      From April 7, 2004 to October 18, 2004, we issued 2,568,500 shares of Series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,568,500.

      On May 24, 2004, we obtained a loan in the amount of $246,128 and three line of credit agreements, each in the amount of $150,000, from City National Bank. We are required to pay interest at a rate equal to a prime rate set by City National Bank, which currently is 4.0%, on the loan. Beginning on June 30, 2004, we must pay this loan in 11 principal payments of $6,837 and one final principal and interest payment of $171,511 on the maturity date of May 31, 2005. Of the three line of credit agreements, two of them have an interest rate of 1.8% and one has an interest rate of 1.9%. Beginning on June 30, 2004, we are required to pay monthly interest payments on amounts drawn from the equity lines, with all outstanding principal and accrued and unpaid interest due on April 30, 2005.

      On June 22, 2004, we issued 275,000 shares of series A preferred stock to Alan Finkelstein, Bradley Ross and Luc Berthoud in a conversion of $275,000 debt for services rendered to us pursuant to Shares for Debt Agreements. The conversion was made at $1.00 per share.

SIX MONTHS ENDED JUNE 30, 2004 AND SIX MONTHS ENDED JUNE 30, 2003

      Net cash used in operating activities was $751,684 for the six months ended June 30, 2004 as compared with $247,648 for the six months ended June 30, 2003. The increase was due primarily to greater net loss, and decreases in accounts payable and accrued expenses, as well as accounts payable-related parties.

      Cash flows used in investing activities was $1,752 for the six months ended June 30, 2004 as compared to cash used in investing activities of $2,138 for the six months ended June 30, 2003. The decrease was from fewer capital expenditures being made during the six months.

      Net cash provided by financing activities was $1,027,288 for the six months ended June 30, 2004 as compared to net cash provided by financing activities of $233,308 for the six months ended June 30, 2003. The increase was due to $1,380,000 of proceeds from the sale of the series A preferred stock that was received during the six months ended June 30, 2004.

YEAR ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

      Net cash used in operating activities was $694,016 for the year ended December 31, 2003 as compared with $587,072 for the year ended December 31, 2002. The increase was due primarily to an increased net loss resulting from additional administrative costs.

      Cash flows used in investing activities was $998 for the year ended December 31, 2003 as compared to cash used in investing activities of $18,051 for the year ended December 31, 2002. The decrease was primarily from less capital expenditures being made during the year.

      Net cash provided by financing activities was $716,282 for the year ended December 31, 2003 as compared to net cash provided by financing activities of $613,307 for the year ended December 31, 2002. The increase was primarily due to additional notes payable being issued during the year ended December 31, 2003.

      We have incurred significant net losses since inception including net losses of $686,889 and $378,277 for the six months ended June 30, 2004 and 2003, respectively, with net losses of $977,155 and $703,349 for the years ended December 31, 2003 and 2002, respectively, and had an accumulated deficit of $3,367,088 at June 30, 2004 and have incurred negative cash from operations since inception. Furthermore, we expect to incur losses for at least the next year as anticipated sales volumes of the LensCard in the near term are not sufficient to cover cost of sales and operating costs. These conditions raise substantial doubt about our ability to continue as a going concern.

      Based on our current operating plan we believe that we have sufficient cash, cash equivalents and short-term investment balances to last approximately through January 2005. Our operating plan assumes that it will achieve certain levels of revenues, gross profit and operating costs and expenses, as to which there can be no assurance that we will be able to achieve. In addition, if events or circumstances occur such that the we are unable to meet our operating plan as expected, we will be required to seek additional capital, pursue other strategic opportunities, or we will be forced to reduce the level of expenditures, which could have a material adverse effect on our ability to achieve our intended business objectives and to continue as a going concern. Even if we achieve our operating plan, we will be required to seek additional financing or strategic investments. There can be no assurance that any additional financing will be available on acceptable terms, if at all. Furthermore, any equity financing may result in dilution to existing stockholders and any debt financing may include restrictive covenants.

      We will pay all of the costs for registering the common shares offered for sale under this prospectus, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders. The payment of our costs will not have a material effect on our liquidity.

OFF-BALANCE SHEET ARRANGEMENTS

      We do not have any off-balance sheet transactions.

NEW ACCOUNTING PRONOUNCEMENTS

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting and reporting of derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. This statement is not applicable to us.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective for financial instruments enter into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. This statement is not applicable to us.

                             DESCRIPTION OF PROPERTY

      Our corporate office is located in approximately 1,100 square feet of leased office space in Los Angeles, California. We sublease this office space at a monthly base rent of $2,568 from Bemel & Ross, an accounting firm of which one of our significant stockholders, Bradley Ross, is a partner. We have agreed under the terms of the sublease to pay 15.03% of any additional rents or charges of any kind due from Bemel & Ross to the master landlord. This sublease will expire on May 31, 2005. As of January 5, 2003, Alan Finkelstein, our Chief Executive Officer, has guaranteed our sublease. We expect that this property will be adequate for our needs for the lease term. We do not have any policies with respect to investments in real estate or interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Described below are certain transactions or series of transactions since inception between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under "Executive Compensation."

ROLL-UP OF PREDECESSOR ENTITIES

      From April 2, 2004 through April 6, 2004, we issued to various related parties shares of common stock in connection with the roll-up of our predecessor entities. See the section in this prospectus entitled "Description of Business - History and Development of the Company" for a more detailed description regarding the roll up transaction.

--------------------------------------------------------------------------------
NAME(1)                                        NUMBER OF SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
Alan Finkelstein                                 4,352,650
--------------------------------------------------------------------------------
Forest Finkelstein                                 470,000
--------------------------------------------------------------------------------
Bradley Ross                                     1,124,850
--------------------------------------------------------------------------------
Luc Berthoud                                       750,000
--------------------------------------------------------------------------------
Merco Trustees (BVI) Limited,
as Trustees of the Berthoud Family Trust           750,000
--------------------------------------------------------------------------------

(1) See "Security Ownership of Certain Beneficial Owners and Management" for more detail on shares held by these persons as of October 11, 2004.

PRIVATE PLACEMENTS OF SECURITIES

      From inception through October 18, 2004, we issued the following securities in private placements to various investors, including the related parties detailed in the table below:

      o 500,000 shares of common stock at a per share price of $0.10 for an aggregate purchase price of $50,000 and warrants to purchase 2,400,000 shares of common stock at a per share exercise price of $1.00; and

      o 2,568,500 shares of series A preferred stock, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock on April 7, 2004.

      The series A preferred stock will automatically convert into an equal number of shares of common stock upon the effectiveness of the registration statement that contains this prospectus.

      Since inception, the following executive officers, directors and holders of more than five percent of our voting securities and their immediate family members purchased securities in the amounts set forth below.

---------------------------------------------------------------------------------------------------------------------------------
                                                                              Convertible Promissory
  Name(1)                              Common            Common Warrants            Notes ($)                  Series A
---------------------------------------------------------------------------------------------------------------------------------
  Charif Souki(2)                          --                     --                  140,000                       --
---------------------------------------------------------------------------------------------------------------------------------
  Rita Souki(3)                            --                     --                   50,000                       --
---------------------------------------------------------------------------------------------------------------------------------
  Bradley Ross(4)                          --                     --                       --                   44,000
---------------------------------------------------------------------------------------------------------------------------------
  Diana Derycz-Kessler(5)             250,000                375,000                       --                       --
---------------------------------------------------------------------------------------------------------------------------------
  Paul Kessler(6)                     250,000                375,000                       --                  525,000
---------------------------------------------------------------------------------------------------------------------------------
  Alan Finkelstein                                                                                              67,000
---------------------------------------------------------------------------------------------------------------------------------
  Luc Berthoud(8)                                                                                               67,000
---------------------------------------------------------------------------------------------------------------------------------


(2) Charif Souki, our director, purchased a convertible promissory note in the principal amount of $140,000. Of the 140,000 shares of series A preferred stock that Mr. Souki received upon conversion of this note, 40,000 shares were transferred to his children.

(3) Rita Souki is the wife of Charif Souki.

(4) Mr. Ross purchased 44,000 shares of series A preferred stock and subsequently transferred 19,000 shares to his family members.

(5) Diana Derycz-Kessler is the wife of Paul Kessler.

(6) Paul Kessler is the manager of Bristol Capital Advisors, LLC, which is investment manager to Bristol Investment Fund Ltd, or the holder of 525,000 shares of series A preferred stock. Consequently, Mr. Kessler has voting and investment control over these 525,000 shares of series A preferred stock.

SHARES FOR DEBT AGREEMENTS

      On June 22, 2004, we issued 275,000 shares of series A preferred stock in a conversion of debt owed to the following individuals as payment for services rendered to us: 135,000 shares to Bradley Ross; 75,000 shares to Alan Finkelstein; and 65,000 shares to Luc Berthoud. This conversion was made at $1.00 per share.

GUARANTEES

      On May 24, 2004, Alan Finkelstein, Bradley Ross and Luc Berthoud each provided personal guarantees for our bank loans with City National Bank. See the section entitled "Management's Discussion and Analysis" for a more detailed description of the bank loans. The amount of each personal guarantee was $246,128, respectively.

      As of January 5, 2003, Alan Finkelstein guaranteed our sublease for all rents and other sums payable under the sublease, including monthly base rent at $2,568 and 15.03% of any additional rents or other charges due from sublessor to master landlord.

SUBLEASE AND RELATIONSHIP WITH BEMEL & ROSS

      The sublessor of our office space is Bemel & Ross, of which one of our significant stockholders, Bradley Ross, is a partner. We previously were a client of Bemel & Ross and paid them a monthly fee of $2,000 for bookkeeping services. We paid Bemel & Ross $8,000 in 2003 and $32,000 as of June 30, 2004 for services rendered.

CONSULTING SERVICES

     We paid Forest Finkelstein $26,666 in 2003 and $0 as of June 30, 2004 for services rendered to us. Forest Finkelstein is the son of Alan Finkelstein. Forest has provided and continues to provide client relations services for us. See "Executive Compensation" for more detail on services provided by Alan Finkelstein.

OPTIONS GRANTS TO DIRECTORS AND EXECUTIVE OFFICERS

      We have granted options to purchase common stock to our directors and officers. Please see "Management--Director Compensation" and "Executive Compensation"--"Option Grants to Executive Officers."

EMPLOYMENT AGREEMENTS

See "Executive Compensation--Employment Arrangements."

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      At this time, our common shares are not traded on any public markets. We currently have 10,893,500 shares of common stock issued and outstanding on an as converted basis. These shares include 8,050,000 shares of common stock and 2,843,500 shares of series A preferred stock. We have approximately 18 stockholders of record of our common stock and 50 stockholders of record of our preferred stock.

      We also have outstanding warrants that were issued in conjunction with a private placement of our common stock pursuant to a Securities Purchase Agreement dated December 23, 2003. These warrants, if exercised, would permit stockholders to purchase an additional 2,400,000 shares of our common stock.

      After this offering, upon the conversion of all outstanding shares of series A preferred stock and assuming conversion of all the warrants, we will have 13,293,500 shares of common stock outstanding, which does not include 1,600,000 shares of common stock to be issued upon exercise of options outstanding and 615,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan. All of our outstanding shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

      In accordance with our 2004 Stock Incentive Plan we have also granted options to directors, officers, employees and consultants to purchase a total of 1,600,000 shares of our common stock. The options will expire 10 years from the date of grant. The price for each share of common stock purchased pursuant to the options is $1.00.

DIVIDENDS

      We have never paid any dividends on the common stock or the preferred stock. We anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock or the preferred stock in the foreseeable future.

RESTRICTED OFFERINGS

      On December 23, 2003, we entered into a Securities Purchase Agreement with Bristol Capital, LLC under which we were to sell 500,000 shares of our common stock at a price per share of $0.10 and warrants to purchase 2,400,000 shares of our common stock in exchange for $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to us and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of our series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, we received $50,000 from Bristol Capital, LLC and issued 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock to Bristol Capital, LLC's designees pursuant to the Securities Purchase Agreement. Of the 2,400,000 common shares underlying the warrants, 100,000 shares will expire 60 days after the effective date of the registration that contains this prospectus and thereafter, 100,000 shares will expire each month thereafter for the next nine months, if not exercised. In any event, the remaining warrants to purchase 1,400,000 will expire on September 5, 2006. The warrants have an exercise price of $1.00 per share.

      From April 7, 2004 to October 18, 2004, we issued 2,568,500 shares of series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,568,500. The financing was arranged in part by Bristol Capital, LLC. Approximately fifty investors participated in this offering.

      Each and all of the investors were accredited, as defined in the Securities Act of 1933, as amended (the "Securities Act"), and these transactions were conducted pursuant to Section 4(2) and Regulation D of the Securities Act. Neither we nor Bristol Capital, LLC conducted a public solicitation in connection with the offer, purchase or sale of these securities, no advertisement was conducted with respect to this issuance in any public medium or forum, Bristol offered the shares on our behalf only to investors who
(1) qualified as "accredited investors" within the meaning of the Securities Act of 1933, as amended, and (2) had previously expressed an interest in participating in an offering of the type and manner conducted, and none of the shares issued were offered in conjunction with any public offering.

      On June 22, 2004, we issued 275,000 shares of series A preferred stock in a conversion of debt owed to the following individuals as payment for services rendered to us: 135,000 shares to Bradley Ross; 75,000 shares to Alan Finkelstein; and 65,000 shares to Luc Berthoud. This conversion was made at $1.00 per share.

EMPLOYEE BENEFIT PLAN

2004 Stock Incentive Plan

      Our board of directors and stockholders approved our 2004 stock incentive plan in August 2004. The 2004 stock incentive plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options, restricted stock, stock appreciation rights and performance shares to our employees, directors and consultants.

      We have reserved a total of 2,215,000 shares of our common stock for issuance pursuant to the 2004 stock incentive plan. Our 2004 stock incentive plan does not provide for automatic annual increases in the number of shares available for issuance under the plan.

      Our board of directors, or a committee of our board, administers our 2004 stock incentive plan. The board or its committee, who are referred to as the administrator in this prospectus, has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a lower exercise price.

      The administrator determines the exercise price of options granted under our 2004 stock incentive plan, but the exercise price must not be less than 85% of the fair market value of our common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of our stock, the exercise price must not be less than 110% of the fair market value per share of our common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock or the outstanding stock of any parent or subsidiary of ours, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

      After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. However, an option generally may not be exercised later than the expiration of its term.

      Our 2004 stock incentive plan does not allow for the transfer of options and only the recipient of an option may exercise an option during his or her lifetime. However, the recipient of an option may designate one or more beneficiaries of his or her outstanding options, which will automatically transfer to such beneficiaries upon the participant's death. With respect to nonstatutory stock options, a participant may assign his or her options to immediate family members or trusts for estate planning purposes during his or her lifetime.

      Stock appreciation rights may be granted under our 2004 stock incentive plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

      Restricted stock may be granted under our 2004 stock incentive plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator determines the purchase price of the restricted stock, but the purchase price must not be less than 85% of the fair market value of our common stock on the date of issuance. In the event that the participant owns 10% or more of the voting power of all classes of our stock, the purchase price must not be less than 100% of the fair market value per share of our common stock on the date of issuance. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

      Performance shares, or share rights awards, may be granted under our 2004 stock incentive plan. These shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest, unless the administrator waives these goals. The administrator has authority to establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

      Our 2004 stock incentive plan provides that in the event of our change in control, outstanding options will automatically accelerate and become exercisable, unless the successor corporation or its parent assumes or substitutes a cash incentive program for each outstanding option, or the administrator placed restrictions on acceleration at the time of the grant. With respect to restricted stock or share rights awards, our repurchase rights will automatically terminate and all the shares will fully vest upon a change of control, unless the repurchase rights are assigned to the successor corporation or its parent or the administrator place restrictions on acceleration of vesting at the time of the issuance.

      Our 2004 stock incentive plan will automatically terminate on August 5, 2014, unless it terminates sooner because all shares available under the plan have been issued or all outstanding options terminate in connection with a change of control. In addition, our board of directors has the authority to amend the 2004 stock incentive plan provided this action does not impair the rights of any participant.

      We had no compensation plans prior to the adoption of our 2004 stock incentive plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

      The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below, for the fiscal years ended December 31, 2003, 2002 and 2001. The following table summarizes all compensation for fiscal years 2003, 2002 and 2001 received by our Chief Executive Officer or President, and all officers who earned more than $100,000 in fiscal year 2003.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION               LONG TERM COMPENSATION AWARDS    PAYOUTS
                           -----------------------------------------  ---------------------------------
                                                          OTHER
                                                          ANNUAL                         SECURITIES        LTIP      ALL OTHER
   NAME AND PRINCIPAL                                  COMPENSATION    RESTRICTED        UNDERLYING       PAYOUT    COMPENSATION
       POSITION            YEAR  SALARY($)   BONUS($)      ($)       STOCK AWARDS($)   OPTIONS/SARS(1)     ($)          ($)
-----------------------    ----  ---------   --------  ------------  ---------------   ---------------  ----------- ------------
Alan Finkelstein,          2003  $175,000     --            --            --                 --             --           --
Chief Executive            2002  $162,500     --            --            --                 --             --           --
Officer and President(1)   2001  $112,500     --            --            --                 --             --           --
---------------------------------------------------------------------------------------------------------------------------------

(1) Our predecessor entity, LensCard US, LLC paid Alan Finkelstein as a consultant for his services to LensCard US, LLC as follows: $112,500 in 2001, $162,500 in 2002 and $100,000 in 2003. Following our reorganization in April 2004, we have paid Alan Finkelstein $ 75,000 for services rendered to us in 2003.

      We do not have a long term incentive plan or arrangement of compensation with any individual in the group of officers and directors.

OPTION GRANTS TO EXECUTIVE OFFICERS

      On October 12, 2004, we granted Alan Finkelstein, our president and chief executive officer, and Bennet Lientz, Jr., our chief financial officer, options to purchase 250,000 and 150,000 shares of our common stock, respectively, at $1.00 per share. On October 12, 2004, in connection with the offer of employment with Murdoch Henretty, our Chief Technology Officer, we granted Mr. Henretty 150,000 shares of our common stock at $1.00 per share.

EMPLOYMENT ARRANGEMENTS

      On July 24, 2004, we entered into an employment agreement with Murdoch Henretty that provides for an annual salary of $60,000 and benefits, including company paid parking and contributory health insurance. This is an at-will employment arrangement. In January 1998, our predecesor entity, LensCard US, LLC, entered into an employment agreement with Alan Finkelstein that provided for a starting monthly salary of $8,334. Mr. Finkelstein's current monthly salary is $12,500.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

      There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2004 through the date of this prospectus.

                                              INNOVATIVE CARD TECHNOLOGIES, INC.
                                                                        CONTENTS
                                 December 31, 2003 and June 30, 2004 (unaudited)

                                                                        Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                  F-2

CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheets                                           F-3

   Consolidated Statements of Operations                                 F-4

   Consolidated Statements of Shareholders' Deficit                      F-5

   Consolidated Statements of Cash Flows                              F-6 - F-7

   Notes to Consolidated Financial Statements                         F-8 - F-19

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Innovative Card Technologies, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheets of Innovative Card Technologies, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovative Card Technologies, Inc. and subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the year ended December 31, 2003, the Company incurred a net loss of $977,155 and had negative cash flows from operations of $677,516. In addition, the Company had an accumulated deficit of $2,680,199 at December 31, 2003. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
June 18, 2004,
      except for the third paragraph
      of Note 1, as to which the date
      is October 18, 2004

                       Innovative Card Technologies, Inc.
                           CONSOLIDATED BALANCE SHEETS
                 December 31, 2003 and June 30, 2004 (unaudited)

                                                           June 30,     December 31,
                                                             2004           2003
ASSETS                                                    (unaudited)
                                                          -----------    -----------
CURRENT ASSETS
   Cash and cash equivalents                              $   311,543    $    37,691
   Prepaids and other current assets                              132          4,997
   Accounts receivable                                          2,370         13,645
   Due from related parties                                     8,093          8,093
   Other receivables                                               60             --
                                                          -----------    -----------
     Total current assets                                     322,198         64,426
PROPERTY AND EQUIPMENT, NET                                    10,775         11,312
SUBSCRIPTIONS RECEIVABLE                                      445,000             --
                                                          -----------    -----------

Total assets                                              $   777,973    $    75,738
                                                          ===========    ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
     Book overdraft                                       $        --    $        --
     Accounts payable and accrued expenses                    314,738        357,100
     Notes payable                                            691,683      1,098,520
     Advances payable - related parties                            --        275,000
     Accounts payable - related parties                       128,974        168,333
     Interest Payable                                              --         16,500
     Deferred revenue                                          68,557         70,000
                                                          -----------    -----------

     Total current liabilities                              1,203,952      1,985,453
                                                          -----------    -----------
STOCKHOLDERS' DEFICIT
   Preferred stock $0.001 par value, 5,000,000 shares
        Authorized, 2,100,000 (unaudited) and 0
        shares issued and outstanding                           2,100             --
       (Dividents in arrears of $28,997(unaudited) at
       June 30, 2004)
   Common stock $0.001 par value, 50,000,000 shares
        Authorized, 8,050,000 (unaudited) and 2,000,000
        shares issued and outstanding                           8,050          2,000
   Additional paid-in capital                               2,930,959        768,484
   Accumulated deficit                                     (3,367,088)    (2,680,199)
                                                          -----------    -----------

     Total shareholders' deficit                             (425,979)    (1,909,715)
                                                          -----------    -----------

     Total liabilities and shareholders' deficit          $   777,973    $    75,738
                                                          ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Years Ended December 31, 2003 and 2002 and
          For the Six Months Ended June 30, 2004 and 2003 (unaudited)

                                    Six months       Six months
                                      ended            ended
                                     June 30,         June 30,         Year ended     Year ended
                                       2004            2003           December 31,   December 31,
                                   (unaudited)      (unaudited)           2003           2002
                                   -----------      -----------       ------------   ------------
Revenues, net                       $  17,024        $  29,876        $  58,136        $  29,207
                                    ---------        ---------        ---------        ---------
Operating expenses
   General and administrative         525,727          352,951          889,693          678,902
   Research and development           158,713           44,725          102,328           50,962
                                    ---------        ---------        ---------        ---------
Total operating expenses              684,440          397,676          992,021          729,864
                                    ---------        ---------        ---------        ---------
Loss from operations                 (667,416)        (367,800)        (933,885)        (700,657)
                                    ---------        ---------        ---------        ---------
Other income (expense)
   Interest income                          1               --                3               85
   Interest expense                   (19,474)         (10,477)         (43,273)          (2,777)
                                    ---------        ---------        ---------        ---------
Total other income (expense)          (19,473)         (10,477)         (43,270)          (2,692)
                                    ---------        ---------        ---------        ---------
Net loss                            $(686,889)       $(378,277)       $(977,155)       $(703,349)
                                    ---------        ---------        ---------        ---------

Basic and diluted loss per share    $   (0.14)       $   (0.19)       $   (0.49)       $   (0.35)
                                    =========        =========        =========        =========
Weighed-average
 common shares outstanding          4,843,956        2,000,000        2,000,000        2,000,000
                                    =========        =========        =========        =========


   The accompanying notes are an integral part of these financial statements.

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
         For the Years Ended December 31, 2003 and 2002 and for the Six
                     Months Ended June 30, 2004 (unaudited)

                                          Series A Preferred
                                                 Stock               Common Stock      Additional
                                          ------------------     ------------------      Paid-in      Accumulated
                                           Shares     Amount      Shares     Amount      Capital        Deficit         Total
                                          ---------   ------     ---------   ------    -----------    -----------    -----------
Balance, December 31, 2001                       --   $   --     2,000,000   $2,000   $    83,000    $  (999,695)   $  (914,695)
Cash contribution                                --       --            --       --        21,000             --         21,000
Contribution of notes payable-
   related parties to capital                    --       --            --       --       664,484             --        664,484
Net Loss                                         --       --            --       --            --       (703,349)      (703,349)
                                          ---------   ------     ---------   ------   -----------    -----------    -----------
Balance, December 31, 2002                       --       --     2,000,000    2,000       768,484     (1,703,044)      (932,560)
Net Loss                                         --       --            --       --            --       (977,155)      (977,155)
                                          ---------   ------     ---------   ------   -----------    -----------    -----------
Balance, December 31, 2003                       --       --     2,000,000    2,000       768,484     (2,680,199)    (1,909,715)
Sale of Preferred Stock (unaudited)       1,825,000    1,825            --       --     1,823,175             --      1,825,000
Conversion of notes payable-
   Related parties into Series A
   Preferred Stock (unaudited)              275,000      275            --       --       295,350             --        295,625
Issuance of Common Stock to related
   Parties for assets (unaudited)                --       --     5,500,000    5,500        (5,500)            --             --
Sale of Common Stock with
   detachable warrants (unaudited)               --       --       500,000      500        49,500             --         50,000
Issuance of common stock for
   offering costs (unaudited)                    --       --        50,000       50        49,950             --         50,000
Offering costs (unaudited)                                         (50,000)               (50,000)            --        (50,000)
Net loss for six months ended
   June 30, 2004 (unaudited)                     --       --            --       --            --       (686,889)      (686,889)
                                          ---------   ------     ---------   ------   -----------    -----------    -----------
Balance, June 30, 2004 (unaudited)        2,100,000   $2,100     8,050,000   $8,050   $ 2,930,959    $(3,367,088)   $  (425,979)
                                          =========   ======     =========   ======   ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the Years Ended December 31, 2003 and
      2002 and For the Six Months Ended June 30, 2004 and 2004 (unaudited)

                                                                        For the Six Months Ended             For the Years Ended
                                                                                June 30,                        December 31,
                                                                      ---------------------------        ---------------------------
                                                                          2004            2003              2003             2002
                                                                      -----------      ----------        -----------      ----------
                                                                      (unaudited)     (unaudited)
Cash flows from operating activities
   Net loss                                                          $  (686,889)     $  (378,277)     $  (977,155)     $  (703,349)
   Adjustments to reconcile net loss to net cash
     used in operating activities
        Depreciation and amortization                                      2,289            3,919            7,804            6,691
        (Increase) decrease in
             Accounts receivable                                          11,275               --          (13,645)           9,704
             Prepaid expenses and other current assets                     4,805            3,698             (375)           1,820
             Due from related parties                                         --               --               --               --
        Increase (decrease) in
             Accounts payable and accrued expenses                       (42,362)          68,122          146,022          110,562
             Accounts payable - related parties                          (39,359)          56,333          143,333          (12,500)
             Deferred revenue                                             (1,443)          (1,443)              --               --
                                                                     -----------      -----------      -----------      -----------
Net cash used in operating activities                                   (751,684)        (247,648)        (694,016)        (587,072)
                                                                     -----------      -----------      -----------      -----------
Cash flows from investing activities
        Loan receivable- employee                                             --            4,560               --           (1,911)
        Purchase of property and equipment                                (1,752)          (6,698)            (998)         (16,140)
                                                                     -----------      -----------      -----------      -----------
Net cash used in investing activities                                     (1,752)          (2,138)            (998)         (18,051)
                                                                     -----------      -----------      -----------      -----------
Cash flows from financing activities
        Book overdraft                                                        --          (16,992)         (48,738)          48,738
        Proceeds (repayment) of lines of credit                         (406,837)         250,000          748,520          350,000
        Proceeds from notes payable-
             related parties                                                  --               --               --          193,569
        Interest payable - related parties                                 4,125               --           16,500               --
        Proceeds from series A preferred stock
             offering                                                  1,825,000               --               --               --
        Proceeds from common stock offering                               50,000               --               --               --
        Subscription receivable                                         (445,000)              --               --               --
        Cash Contribution                                                     --               --               --           21,000
                                                                     -----------      -----------      -----------      -----------
Net cash provided by financing activities                              1,027,288          233,308          716,282          613,307
                                                                     -----------      -----------      -----------      -----------
Net increase (decrease) in cash and cash
          equivalents                                                    273,852          (16,478)          21,268            8,184
Cash and cash equivalents, beginning of year                              37,691           16,423           16,423            8,239
Cash and cash equivalents, end of year                               $   311,543      $       (55)     $    37,691      $    16,423
                                                                     ===========      ===========      ===========      ===========

   The accompanying notes are an integral part of these financial statements

                       INNOVATIVE CARD TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Years Ended December 31, 2003 and 2002 and
          For the Six Months Ended June 30, 2004 and 2004 (unaudited)

Supplemental disclosures of cash flow
         information

           Interest paid              $  10,668 $   4,741    $  26,773   $ 2,777
                                      ========= =========    =========   =======

Supplemental schedule of non-cash investing and financing activities

During the year ended December 31, 2002, $664,484 of notes payable - related parties was contributed to capital.

During the six months ended June 30, 2004,

      o $275,000 of notes payable - related parties was converted into 275,000 shares of series A preferred stock.

      o 50,000 shares of common stock valued at $50,000 were issued as offering costs

   The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

      General

      The accompanying consolidated financial statements of Innovative Card Technologies, Inc. ("ICTI") include the amounts of LensCard US, LLC ("LensCard US"), formerly Universal Magnifier, LLC, organized under the laws of the State of Delaware on January 7, 1999 and LensCard International Limited ("LensCard International"), formerly Universal Magnifier International Limited ("UMIL"), incorporated as an International Business Company under the laws of the British Virgin Islands on August 21, 1995. On January 7, 1999, LensCard US merged with Universal Magnifier LLC ("UMUS"), a California limited liability company founded in January, 1998, for the purpose of changing the place of organization of UMUS.

      LensCard Corporation ("LCC") was incorporated in the State of Delaware on November 22, 2002 and had no financial activity from that date until January 1, 2004. PSACo., Inc. ("PSAC") was incorporated in the State of Delaware on August 27, 2003.

      On April 2, 2004 through October 18, 2004, a series of integrated, mutually dependent transactions were completed pursuant to previously-executed agreements. These transactions are as follows:

      o     On April 2, 2004, the following occurred:

            certain members of LensCard US and another party who collectively hold certain royalty rights ("Royalty Rights") collectively transferred their interests in the Royalty Rights to LCC in exchange for an aggregate of 5,500,000 shares of LCC common stock.

            the Royalty Rights were transferred from LCC to PSAC in exchange for 100% of the PSAC issued and outstanding common stock causing PSAC to become a wholly owned subsidiary of LCC.

      o     On April 6, 2004,the following occurred:

            LensCard International was acquired by LCC in exchange for an aggregate of 1,000,000 shares of LCC common stock and merged with and into LCC.

            LensCard US exchanged 100% of its membership interests with LCC for an aggregate of 1,000,000 shares of LCC common stock.

      o On December 23, 2003, LCC entered into a Securities Purchase Agreement with a private investor under which it was to receive $50,000 in exchange for issuing 500,000 shares of LCC common stock and warrants to purchase 2,400,000 shares of LCC common stock. The closing of the Securities Purchase Agreement was contingent upon the private investor introducing the Company to potential investors and the potential investors purchasing a minimum of $1,500,000 of the Company's series A preferred stock financing. As of May 5, 2004, the parties waived this contingency under the Securities Purchase Agreement. On May 5, 2004, LLC received $50,000 from the private investor and issued 500,000 shares of common stock and warrants to purchase 2,400,000 shares of common stock. If LCC causes a Registration Statement to be effective, an aggregate 100,000 of the warrants will expire sixty days after the effective date of the Registration Statement, an aggregate 100,000 of the warrants will expire each month thereafter for nine months, and the remaining 1,400,000 of the warrants will expire on September 5, 2006.

      o On April 7, 2004, we issued convertible promissory notes in the principal amount of $340,000 to five accredited investors. These notes did not bear interest and were automatically converted into an aggregate 340,000 shares of series A preferred stock on May 5, 2004.

      o From April 7, 2004 through October 18, 2004, investors purchased 2,568,500 shares of LCC convertible series A preferred stock ("Preferred Stock") for $2,568,500, certain shareholders converted debt owed to them to the Company totaling $275,000 into 275,000 shares of Preferred Stock, and convertible promissory notes for $340,000 were converted into 340,000 shares of series A preferred stock. Each share of Preferred Stock has a .001 par value, a non-cumulative dividend of $0.06 per share when and if declared by the board of directors, liquidation preference over the common stock, and conversion rights into one share of common stock at $1 per share. Each share of Preferred Stock shall be automatically converted into shares of Common Stock upon either (i) the affirmative vote or written consent of not less than two- thirds of the shares of Preferred Stock outstanding; or (ii) the registration of the LCC's Common Stock under the Securities Act pursuant to the Registration Rights.

      o On June 25, 2004, LCC changed its name to Innovative Card Technologies, Inc.

Prior to April 1, 2004, the financial statements of LensCard US and LensCard International were presented on a combined basis since the companies were under common control. As a result of the transactions between LCC, LensCard US and LensCard International on April 2, 2004 and April 6, 2004, respectively, the financial statements have been restated to present the companies on a consolidated basis as of the earliest date presented.

Company Overview

The Company (as defined in Note 3) is a development stage company focused on researching, developing and marketing technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve card functionality, reduce attrition and increase acquisition rates of customers. Its research shows that its first product, the LensCard, or a card embedded with a small magnifying lens, significantly reduced credit card issuers' attrition rates when marketed to 40-65 year-old customers. Since 2002, its core focus has been and continues to be on research and development and marketing of its power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. It has devoted a significant majority of our efforts to complete the development of its power inlay technology, initiate marketing and raising the financing required to do so and fund its expenses. It has generated limited revenues that derive from licensing agreements of its LensCard product, most of which have terminated.

NOTE 2 - GOING CONCERN

      The accompanying financial statements have been prepared in conformity with United States generally accepted accounting principles which contemplate continuation of the Company (as defined in Note 3) as a going concern. During the year ended December 31, 2003 and the six months ended June 30, 2004, the Company incurred net losses of $977,155 and $686,889 (unaudited), respectively, and had negative cash flows from operations of $694,016 and $751,684 (unaudited), respectively. In addition, the Company had accumulated deficits of $2,680,199 and $3,367,088 (unaudited) at December 31, 2003 and June 30, 2004, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern.

      Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. Successful transition of the Company to the attainment of profitable operations is dependent upon the Company achieving a level of sales adequate to support the Company's cost structure. In addition, the Company plans to continue to attempt to raise additional capital. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of Innovative Card Technologies and its wholly-owned subsidiaries, LensCard US, LLC, LensCard International Limited, and PSA Co., (the "Company"). All significant inter-company accounts and transactions are eliminated in consolidation.

      Revenue Recognition

      The Company's revenue is derived from various royalty agreements and is recognized when sales are reported by the licensee. Deferred revenue consists of payments received in advance of revenue being reported by the licensee to the Company.

      Comprehensive Income

      The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financial statements since the Company did not have any changes in equity from non-owner sources.

      Cash and Cash Equivalents

      For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

      Property and Equipment

      Property and equipment are stated at cost. The Company provides for depreciation and amortization using the double-declining method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

      Fair Value of Financial Instruments

      The Company's financial instruments include cash and cash equivalents, prepaid expenses and other current assets, due from related parties, accounts payable and accrued expenses, advances payable, and deferred revenue. The book value of all other financial instruments are representative of their fair values.

      Research and Development

      Research and development costs are charged to operations as incurred.

      Income Taxes

      The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

      The results of operations presented for the years ended December 31, 2003 and 2002 and for the three months ended March 31, 2004 which is included in the six months ended June 30, 2004 and 2003 are those of LensCard US and LensCard International prior to the transactions with LCC on April 1, 2004. LensCard US is a limited liability company. Accordingly, all federal and state tax responsibilities of this entity are those of the members' individually. LensCard International is a foreign corporation whose income is derived from outside of the United States of America. Pursuant to the Internal Revenue Code Section 871, LensCard International is not subject to taxation in the United States of America. Therefore, a tax provision for LCC for these dates is not presented.

      Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Concentrations of Credit Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

      Reclassification

      Certain amounts included in the prior year financial statements have been reclassified to conform with the current year presentation. Such reclassification did not have any effect on the reported net loss.

      Recently Issued Accounting Pronouncements

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. This statement is not applicable to the Company.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective for financial instruments entered into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. This statement is not applicable to the Company.

NOTE 4 - PROPERTY AND EQUIPMENT

      Property and equipment at December 31, 2003 and June 30, 2004 consisted of the following:

                                                    June 30,   December 31,
                                                      2004         2003
                                                  ------------   ------------
                                                  (unaudited)
Computer equipment                                     $ 9,808        $ 9,808
Office equipment                                         8,168          8,168
Furniture and fixtures                                  18,270         16,518
Leasehold improvements                                   1,574          1,574
                                                  ------------   ------------
Less accumulated depreciation and amortization          27,045         24,756
                                                  ------------   ------------
   TOTAL                                               $10,775        $11,312
                                                  ============   ============

      Depreciation and amortization expense was $7,804, $6,691, $2,289 (unaudited), and $3,919 (unaudited) for the years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 and 2003, respectively.

NOTE 5 - NOTES PAYABLE

      On October 30, 2002, the Company entered into a note payable with a financial institution in exchange for gross proceeds of $450,000. The note payable has been renewed through April 30, 2005. The balance of the note payable bears interest at 4% per annum through the date of renewal, and 1.8% per annum thereafter. As of December 31, 2003 and June 30, 2004, the outstanding balance on the note payable was $448,520 and $0 (unaudited).

      On April 22, 2003, the Company entered into a second note payable with the same financial institution in exchange for gross proceeds of $150,000. The second note has been renewed through April 30, 2005. The balance of the note payable bears interest at 2.1% per annum through the date of renewal, and 1.8% per annum thereafter. As of December 31, 2003 and June 30, 2004, the outstanding balance on the note payable was $150,000 and $150,000 (unaudited).

      On July 16, 2003, the Company entered into a third note payable with the same financial institution in exchange for gross proceeds of $150,000. The third note has been renewed through April 30, 2005. The balance of the note payable bears interest at 1.8% per annum through the date of renewal, and 1.9% per annum thereafter. As of December 31, 2003 and June 30, 2004, the outstanding balance on the note payable was $150,000 and $150,000 (unaudited).

      On September 24, 2003, the Company entered into a fourth note payable with the same financial institution in exchange for gross proceeds of $150,000. The fourth note has been renewed through March 31, 2005. The balance of the note payable bears interest at 1.8% per annum through the date of renewal, and 1.8% per annum thereafter. As of December 31, 2003 and June 30, 2004, the outstanding balance on the note payable was $150,000 and $150,000 (unaudited).

      On December 30 2003, the Company entered into a fifth note payable with the same financial institution in exchange for gross proceeds of $200,000. The fifth note matured on March 15, 2004. The balance of the note payable bears interest at 4.0% per annum. As of December 31, 2003 and June 30, 2004, the outstanding balance on the note payable was $200,000 and $0 (unaudited).

      On March 24, 2004, the Company entered into a sixth note payable with the same financial institution in exchange for gross proceeds of $246,127.89. The sixth note matures on May 31, 2005. The balance of the note payable initially bears interest at 4.00% through the date of renewal. The interest rate is subject to change from time to time based on changes in an index which is based on the financial institution's prime rate. At December 31, 2003 and June 30, 2004, the outstanding balance on the note payable was $0 and $241,683 (unaudited).

      The first, fifth and sixth notes payable were guaranteed by three shareholders of the Company. The second, third, and fourth notes payable are collateralized by personal certificates of deposit belonging to an officer and a shareholder of the Company. All outstanding principal, plus all accrued, unpaid interest are due on the respective maturity dates. The Company is required to make regular monthly payments of all accrued, unpaid interest due as of each payment date for the second, third and fourth notes payable. For the sixth note payable, the company is required to make eleven monthly payments of $6,837, subject to any change in the index 49 rate.

NOTE 6 - COMMITMENTS

      Lease

      The Company subleases its office space under a non-cancelable operating lease agreement from a shareholder. The lease requires minimum monthly payments of $2,568 and expires in May 2005. Future minimum lease payments under this operating lease agreement at December 31, 2003 were as follows:

                Year Ending
                December 31,

                   2004                  $30,816
                   2005                   12,840
                                         -------

                     TOTAL               $43,656
                                         =======

      Rent expense was $28,880, $10,437, $15,406 (unaudited), and $10,272
      (unaudited) for the years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 and 2003, respectively.

      Agency Agreement

      On February 19, 2001, the Company entered into an exclusive 10 year agreement with a sales agent, not affiliated with the Company, to solicit orders for certain of its products in all countries, except Canada, the United States and all countries within South America. There are no minimum sales requirements that must be met in order to maintain exclusivity. Under the agreement, this agent is entitled to a percentage, ranging from 10% to 35%, of our revenues received on orders obtained by the agent in this territory. The agreement may be terminated for uncured material breach of contract, bankruptcy or insolvency, or upon the death or disability of the holder of a majority of the agent's membership interests. Since inception, the agent has obtained no orders and, therefore, no amounts have been paid to the agent.

      Revenue Sharing Agreements

      The Company acquired certain United States assets from certain individuals pursuant to a Purchase and Sale Agreement dated February 4, 1998. The assets acquired include the magnifying lens credit card and related patents, trademarks, registrations, copyrights, technology, and patents. The price to be paid for the assets is 73.33% of the Company's net sales from licensing, use, sale, or other disposition of the assets. The term "net sales" is defined as cash or other consideration received, less all cost of sales, Deductible Debt, as defined, and a Development and Marketing Allowance (originally set at $275,000 per year).

      The Company acquired certain non-United States assets from certain individuals pursuant to a Purchase and Sale Agreement dated July 14, 1999. The assets acquired are substantially the same as those described above with the location outside the United States. The payment terms are substantially the same, except that the Development and Marketing Allowance for the non-United States assets was originally set at $214,000 per year.

      As of December 31, 2003 and June 30, 2004, annual sales have not been sufficient to require any payments pursuant to the above agreements. Any future payments that may be required will be recorded as a reduction of revenue.

      Patent and Trademark License Agreements

      The Company has entered into various Patent and Trademark License Agreements with financial institutions granting a limited, non-exclusive right and license to make, distribute, market, sell, and use credit cards or debit cards containing a magnifying lens (the "Licensed Products"). These agreements are as follows:

      o An agreement dated July 17, 1998, providing for royalties to the Company at the lesser of:

            (a) the total of $0.45 and $0.225 for each Licensed Product when newly issued to a customer or renewed by a customer, respectively.

            (b) 90% of the lowest corresponding amounts paid by an other licensee of the Company whose principal business is banking or other financial services.

      Royalties will be due and payable quarterly within 60 days after the last day of each calendar quarter. This agreement was cancelled on June 29, 2004.

      o An agreement dated January 2, 2001, providing for royalties to the Company at the following rates:

            Number of Licensed Products                Royalties
            Distributed in Calendar Year                per Card
            ----------------------------               ---------
            less than 100,000                           $ 2.20
            100,000 to 199,999                          $ 1.65
            200,000 to 249,999                          $ 1.25
            250,000 to 499,999                          $ 1.10
            500,000 and above                           $ 1.00

      Royalties will be due and payable quarterly within 30 days after the last day of each calendar quarter. The agreement was cancelled on September 30, 2003. No products were distributed under this agreement.

      o An agreement dated January 26, 2001, providing for a flat fee of $10,000 in consideration of several marketing tests. The Agreement expired July 31, 2001.

      o An agreement dated January 30, 2001, providing for royalties to the Company at the rate of $1 per Licensed Product issued to a customer. Royalties were due and payable quarterly within 30 days after the last day of each calendar quarter. The agreement expired on December 31, 2002.

      o An agreement dated July 9, 2001, providing for royalties to the Company at the rate of $1.20 per Licensed Product issued to a customer. Royalties will be due and payable quarterly within 30 days after the last day of each calendar quarter. The agreement is effective until July 9, 2006.

      o An agreement dated January 16, 2002 and expiring on March 31, 2004, providing for royalties to the Company at the rate of $1.50 per Licensed Product issued to a customer. Royalties will be due and payable quarterly within 30 days after the last day of each calendar quarter. On April 1, 2004, the agreement was extended requiring a $12,500 payment by the customer with the Company receiving a royalty of $0.25 per licensed products and $0.50 for each additional licensed product sold thereafter. The revised agreement is effective until April 1, 2008.

      Master Patent License Agreements

      On July 1, 1999, the Company entered into a master agreement, providing for royalties to the Company equaling a percentage of total royalties received by the licensee as follows:

      o     for amounts up to USD 200,000                             95%

      o     for amounts between USD 200,000 and USD 500,000           97%

      o     for exceeding USD 500,000                                 98%

      Royalties were due and payable within three business day after actual receipt by the licensee. The agreement expired June 30, 2002.

      On October 1, 1999, the Company entered into a license agreement with a financial institution, providing for royalties to LensCard International at the rate of $2.50 for each card in a designated territory and $5 for all other new issuances. In addition, annual minimum royalty payments of $50,000 and $75,000 were due for the periods ending September 30, 2000 and 2001, respectively. The agreement expired on September 30, 2001.

      On September 9, 2000, the Company assigned all of its rights, duties, and obligations under the October 1, 1999 license agreement to the licensee of the July 1, 1999 master agreement. In connection with the assignment, the Company guaranteed the licensee's performance on the October 1, 1999 agreement, with the financial institution consenting to the assignment.

      Employment Agreement

      The Company has entered into an Employment Agreement with an officer for the term of three years, commencing January 1, 1998 and ending, unless terminated earlier, on January 1, 2000; however, on each anniversary date of the Agreement, a year is added automatically to the term. As of December 31, 2003, the termination date is January 1, 2005. The officer earns $12,500 as a monthly salary.

NOTE 7 - SHAREHOLDERS' DEFICIT

      Preferred Stock

      The Company has 5,000,000 authorized shares of $0.001 par value preferred stock. The preferred stock may be issued in series, from time to time, with such designations, rights, preferences, and limitations as the Board of Directors may determine by resolution.

      o From April 7, 2004 through October 18, 2004, investors purchased 2,568,500 shares of LCC convertible series A preferred stock ("Preferred Stock") for $2,568,500, certain shareholders converted debt owed to them to the Company totaling $275,000 into 275,000 shares of Preferred Stock, and convertible promissory notes for $340,000 were converted into 340,000 shares of series A preferred stock. Each share of Preferred Stock has a $.001 par value, a non-cumulative dividend of $0.06 per share when and if declared by the board of directors, liquidation preference over the common stock, and conversion rights into one share of common stock at $1 per share. Each share of Preferred Stock shall be automatically converted into shares of Common Stock upon either (i) the affirmative vote or written consent of not less than two- thirds of the shares of Preferred Stock outstanding; or (ii) the registration of the LCC's Common Stock under the Securities Act pursuant to the Registration Rights.

      Common Stock

      During the year ended December 31, 2002, the Company completed the following:

      o     A shareholder contributed $21,000

      o Certain shareholders converted notes payable - related parties totaling $664,484 into capital.

      During the year ended December 31, 2003, the Company completed the following:

      o On December 23, 2003, LCC entered into a Securities Purchase Agreement with a private investor under which it was to receive $50,000 in exchange for issuing 500,000 shares of LCC common stock and warrants to purchase 2,400,000 shares of LCC common stock. The closing was contingent upon the private investor introducing potential investors to us and these potential investors or investment funds affiliated with the private investor purchasing a minimum of $1,500,000 worth of the Company's series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, the Company received $50,000 from the private investor and issued 500,000 shares of its common stock and warrants to purchase 2,400,000 shares of its common stock pursuant to the Securities Purchase Agreement. The warrant issued to the private investor allows the holder to purchase one share of common stock for $1.00. Of the 2,400,000 shares, the right to purchase 100,000 shares will expire 60 days after the effective date of the registration statement registering the underlying shares, and thereafter, the right to purchase an additional 100,000 shares will expire on a monthly basis for the next nine months. In any event, the warrants will expire on September 5, 2006. If there is no effective registration statement registering the underlying shares by May 5, 2005, these warrants contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by the Company's board of directors.

      During the six months ended June 30, 2004, the Company completed the following:

      o On June 28, 2004, LCC issued 50,000 shares of common stock at a price per share of $1.00 as payment for legal services.

      2004 Stock Incentive Plan

      The Company's Board of Directors and stockholders approved the 2004 Stock Incentive Plan in August 2004. The 2004 Stock Incentive Plan provides for the grant of incentive stock options to the Company's employees, and for the grant of not statutory stock options, restricted stock, stock appreciation rights and performance shares to the Company's employees, directors and consultants.

      The Company has reserved a total of 2,215,000 shares of its common stock for issuance pursuant to the 2004 Stock Incentive Plan. The board of directors, or a committee of the board, administers the 2004 Stock Incentive Plan. The board or its committee, who are referred to as the administrator, has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the excercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator determines the exercise price of options granted under the 2004 Stock Incentive Plan, but the exercise price must not be less than 85% of the fair market value of the Company's common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of the Company's stock, the exercise price must not be less than 110% of the fair market value per share of the Company's common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of the Company's common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of the Company's outstanding stock or the outstanding stock of any parent or subsidiary of the Company, the term must not exceed five years an the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

      The 2004 Stock Incentive Plan will automatically terminate on August 5, 2014, unless it terminates sooner because all shares available under the Plan have been issued or all outstanding options terminate in connection with a change of control. In addition, the Board of Directors has the authority to amend the 2004 Stock Incentive Plan provided this action does not impair the rights of any participant.

NOTE 8 - RELATED PARTY TRANSACTIONS

      Due from Related Parties

      From time to time, the Company enters into related party transactions with several officers, members, and other related parties. As of December 31, 2003 and June 30, 2004, the Company was due $8,093 and $8,093 (unaudited), respectively.

      Advances Payable - Related Parties

      Advances payable - related parties at December 31, 2003 and June 30, 2004 consisted of unsecured advances that were made to the Company for working capital purposes. The advances are non-interest-bearing and are payable upon demand.

      Accounts Payable - Related Parties

      Accounts payable - related parties at December 31, 2003 and June 30, 2004 consisted of amounts due for consulting and accounting services rendered. At December 31, 2003 and June 30, 2004, $168,333 and $128,974 (unaudited), respectively, were due to related parties for these services.

      Consulting Agreements

      The Company has entered into Consulting Agreements with various related parties. During the years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 and 2003, the Company paid $126,667, $179,167, $0 (unaudited), and $26,667 (unaudited), respectively, to these related parties for services rendered.

      ACCOUNTING SERVICES

      A shareholder is a partner in a certified public accounting firm, which has provided accounting and tax services to the Company. During the years ended December 31, 2003 and 2002 and the six months ended June 30, 2004 and 2003, the Companies paid $8,000, $4,000, $32,000 (unaudited), and $8,000 (unaudited), respectively, to this entity for services rendered.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

      After this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and we intend to file periodic reports, proxy statements and other information with the SEC.

                       INNOVATIVE CARD TECHNOLOGIES, INC.

                                13,293,500 SHARES

                                  COMMON STOCK

--------------------------------------------------------------------------------

                                   PROSPECTUS

                                 _________, 2004

--------------------------------------------------------------------------------

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

      The registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

      In addition, the registrant's bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.

      These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

                                                                Amount
                                                           --------------

            SEC registration fee ......................... $    1,600.00*

            Printing fees ................................     10,000.00*
            Legal fees ...................................     40,000.00*
            Accounting fees and expenses .................     40,000.00*
            Miscellaneous ................................     20,000.00*
                                                           --------------
            Total .....................................    $  111,600.00*

      *Estimates

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      Since its inception on November 22, 2002, the registrant has issued and sold the following unregistered securities:

      (1) On December 23, 2003, the registrant entered into a Securities Purchase Agreement with Bristol Capital, LLC under which it was to sell 500,000 shares of its common stock at a price per share of $0.10 and warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share for a total offering price of $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to the registrant and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of the registrant's series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, the registrant received $50,000 from Bristol Capital, LLC and issued 500,000 shares of its common stock and warrants to purchase 2,400,000 shares of its common stock to Bristol Capital, LLC's designees pursuant to the Securities Purchase Agreement. Diana Derycz-Kessler (250,000 shares) and Paul Kessler (250,000 shares) were Bristol Capital, LLC's designees with respect to the 500,000 shares of common stock. The six designees that received warrants were as follows: Diana Derycz-Kessler, Paul Kessler, Steve Emerson. Tyler Runnels, Elmsmere Group Ltd. and Freemount Trading Ltd. The foregoing was exempt from registration requirements in reliance on
            Section 4(2) of the Securities Act of 1933, or Regulation D promulgated thereunder.

      (2) On April 2, 2004, the registrant issued an aggregate 5,500,000 shares of common stock at a fair market value of $1.00 per share, as determined by the board of directors, to the following individuals:
            Alan Finkelstein, Bradley Ross and Michael Paradise. These issuances were in exchange for all of their royalty rights related to the intellectual property that applies to the LensCard. These issuances were exempt from registration requirements in reliance on section 4(2) of the Securities Act of 1933.

      (3) On April 6, 2004, the registrant issued 1,000,000 shares of common stock at a fair market value of $1.00 per share, as determined by the board of directors, to all members of LensCard US, LLC, a Delaware limited liability company, for their entire membership interests. These issuances were exempt from registration requirements in reliance on section 4(2) of the Securities Act of 1933.

      (4) On April 6, 2004, the registrant issued 1,000,000 shares of common stock to the shareholders of LensCard International Limited, a British Virgin Islands corporation, in connection with the merger of LensCard International Limited into the registrant. Each share of LensCard International Limited was converted into 100 shares of the registrants's common stock at a per share price of $1.00. These issuances were exempt from registration requirements in reliance on section 4(2) of the Securities Act of 1933.

      (5) From April 7, 2004 to October 18, 2004, the registrant issued 2,568,500 shares of series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,568,500. These transactions were in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

      (6) On June 22, 2004, we issued 275,000 shares of series A preferred stock in a conversion of debt owed to the following individuals as payment for services rendered: 135,000 shares to Bradley Ross; 75,000 shares to Alan Finkelstein; and 65,000 shares to Luc Berthoud. The conversion was made at $1.00 per share. These issuances were exempt from registration requirements in reliance on section 4(2) of the Securities Act of 1933.

      (7) On June 28, 2004, we issued 50,000 shares of common stock at a price per share of $1.00 to Richardson & Patel LLP as payment for legal services provided to us. This issuance was exempt from registration requirements in reliance on section 4(2) of the Securities Act of 1933.

      (8) On October 12, 2004, we granted to employees, officers, directors and consultants options to purchase 1,600,000 shares of common stock at an exercise price of $1.00 per share. These transactions were effected under Rule 701 promulgated under the Securities Act of 1933.

      Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirement of the Securities Act of 1933 by virtue of the Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensation benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and investments issued in such transaction. All recipients either received adequate information about the registrant or had access, through relationships with registrant, to such information.


ITEM 27. EXHIBITS.
--------------------------------------------------------------------------------
2.1 Exchange agreement by and among the registrant, LensCard US, LLC, Alan Finkelstein, Forest Finkelstein, Bradley Ross and Luc Berthoud, dated April 1, 2004
--------------------------------------------------------------------------------
2.2 Exchange agreement by and among the registrant, Alan Finkelstein, Bradley Ross and Michael Paradise, dated April 1, 2004
--------------------------------------------------------------------------------
2.3 Exchange agreement between the registrant and its wholly-owned subsidiary, PSACo, Inc., dated April 1, 2004
--------------------------------------------------------------------------------
2.4 Merger agreement between the registrant and LensCard International Limited, a British Virgin Islands International Business Company, dated April 6, 2004
--------------------------------------------------------------------------------
3.1 Certificate of incorporation of the registrant, as currently in effect
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3.2 Certificate of amendment of the registrant's certificate of incorporation, dated August 13, 2004, as currently in effect
--------------------------------------------------------------------------------
3.5* Form of amended and restated certificate of incorporation of the registrant, to be effective after this registration statement is effective
--------------------------------------------------------------------------------
3.6   Bylaws of the registrant, as currently in effect
--------------------------------------------------------------------------------
3.7* Bylaws of the registrant, to be effective after this registration statement is effective
--------------------------------------------------------------------------------
4.1 Amendment No. 1 to Certificate of designations, powers, rights, preferences, qualifications and limitations of convertible preferred stock of the registrant, as currently in effect
--------------------------------------------------------------------------------
5.1*  Opinion of Richardson & Patel LLP
--------------------------------------------------------------------------------
10.1  2004 stock incentive plan
--------------------------------------------------------------------------------
10.2 Sublease agreement between registrant and Bemel & Ross for premises at 11601 Wilshire Blvd., #2160, Los Angeles, California 90025, dated January 5, 2003
--------------------------------------------------------------------------------
10.3 Guaranty of lease between Alan Finkelstein and Bemel & Ross, dated January 5, 2003
--------------------------------------------------------------------------------
10.4  Form of common stock warrant
--------------------------------------------------------------------------------
10.5 Securities purchase agreement between registrant and Bristol Capital, LLC dated December 23, 2003
--------------------------------------------------------------------------------
10.6 Shares for debt agreement between registrant and Alan Finkelstein, dated June 22, 2004
--------------------------------------------------------------------------------
10.7 Shares for debt agreement between registrant and Bradley Ross, dated June 22, 2004
--------------------------------------------------------------------------------
10.8 Shares for debt agreement between registrant and Luc Berthoud, dated June 22, 2004
--------------------------------------------------------------------------------
10.9 Promissory note (loan no. 00003) between registrant and City National Bank, dated May 24, 2004
--------------------------------------------------------------------------------
10.10 Promissory note (loan no. 00005) between registrant and City National Bank, dated May 24, 2004
--------------------------------------------------------------------------------
10.11 Promissory note (loan no. 00004) between registrant and City National Bank, dated May 24, 2004
--------------------------------------------------------------------------------
10.12 Promissory note (loan no. 00006) between registrant and City National Bank, dated May 24, 2004
--------------------------------------------------------------------------------
10.13 Commercial guaranty between Alan Finkelstein and City National Bank dated May 24, 2004
--------------------------------------------------------------------------------
10.14 Commercial guaranty between Bradley Ross and City National Bank dated May 24, 2004
--------------------------------------------------------------------------------
10.15 Commercial guaranty between Luc Berthoud and City National Bank dated May 24, 2004
--------------------------------------------------------------------------------
10.16 Offer letter between registrant and Murdoch Henretty dated July 28, 2004
--------------------------------------------------------------------------------
10.17 Employment agreement between registrant and Alan Finkelstein dated
      January 1998.
--------------------------------------------------------------------------------
21.1  List of subsidiaries
--------------------------------------------------------------------------------
23.1  Consent of Singer Lewak Greenbaum & Goldstein LLP
--------------------------------------------------------------------------------
23.2  Consent of Richardson & Patel LLP (See Exhibit 5.1)
--------------------------------------------------------------------------------
24.1  Power of attorney (see page 45 of this registration statement)
--------------------------------------------------------------------------------

--------
*To be filed by amendment.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      iii. Include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

      4. For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

      5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on October 18, 2004.

                                INNOVATIVE CARD TECHNOLOGIES, INC.


                                By: /s/ Alan Finkelstein
                                  ----------------------------------------------
                                  Alan Finkelstein President
                                  and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Alan Finkelstein and Bennet Lientz, Jr., and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any and all registration statements related to the offering covered by this Registration Statement and filed under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by his said attorney to any and all amendments to said registration statement.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

  Name                               Title                                    Date

/s/ Alan Finkelstein         President, Chief Executive Officer               October 18, 2004
-------------------------    and Chairman of the Board (Principal
Alan Finkelstein             Executive Officer)

/s/ Bennet Lientz, Jr.       Chief Financial Officer (Principal               October 18, 2004
-------------------------    Financial and Accounting Officer)
Bennet Lientz, Jr.

/s/ John A. Ward, III        Director                                         October 18, 2004
-------------------------
John A. Ward, III

/s/ Donald Joyce             Director                                         October 18, 2004
-------------------------
Donald Joyce

/s/ Charif Souki             Director                                         October 18, 2004
-------------------------
Charif Souki

/s/ George Hoover            Director                                         October 18, 2004
-------------------------
George Hoover